As filed with the Securities and Exchange Commission on April 15, 2020
FILE NO. 333- 236810
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________
PRE-EFFECTIVE AMENDMENT NO. 1
TO FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________________________
ALLSTATE LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)
________________________________________________

ILLINOIS                                         36-2554642
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                             Identification Number)
6311
(Primary Standard Industrial Classification Code Number)

3075 SANDERS ROAD
NORTHBROOK, ILLINOIS 60062
847-402-5000
(Address, including zip code, and telephone number, including area code, of principal executive offices)
___________________________________________________

CT Corporation
208 South LaSalle Street
Suite 814
Chicago, IL 60604
312-345-4320
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________________________________________

COPIES TO:
ANGELA K. FONTANA
ALLSTATE LIFE INSURANCE COMPANY
2775 SANDERS ROAD SUITE A2E
NORTHBROOK, IL 60062

_____________________________________________________
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration fee(2)
Market Value Adjusted Annuity Contracts	$319,239,639	$1	$319,239,639	$0
(1)	Interests in the market value adjusted account are sold on a dollar basis, not on the basis of a price per share or unit.
(2)
This filing is being made under the Securities Act of 1933 to register $319,239,639 of interests in market value adjusted annuity contracts. The interests being registered herein are carried over, as unsold securities, from an existing Form S-3 registration statement of the same issuer (333-220606) filed on September 22, 2017. Because a filing fee previously was paid with respect to those securities, there is no filing fee under this registration statement. In accordance with Rule 415(a)(6), the offering of securities on the earlier registration statement will be deemed terminated as of the effective date of this registration statement.

This Registration Statement contains a combined prospectus under Rule 429 under the Securities Act of 1933 which relates to the Form S-3 registration statement (File No. 333-220606), filed on September 22, 2017, by Allstate Life Insurance Company. Upon effectiveness, this Registration Statement will also act as a post-effective amendment to such earlier registration statement.
Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Custom Annuity
Allstate Life Insurance Company
P.O. Box 660191
Dallas, TX 75266-0191
Telephone Number: 1-800-632-3492
Fax Number: 1-877-525-2689
Prospectus dated May 1, 2020

Allstate Life Insurance Company (“Allstate Life”) has issued the Custom Annuity, a group and individual flexible premium deferred annuity contract (“Contract”). This prospectus contains information about the Contract. Please keep it for future reference.
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
The Contract is no longer being offered for sale. If you have already purchased a Contract you may continue to add to it. Each additional payment must be at least $1,000.
The Contracts were available through Morgan Stanley & Co. Inc., the principal underwriter for the Contracts. Morgan Stanley & Co. Inc., is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered.
Discussion of Risk Factors begins on page 26 of this prospectus.
The registrant’s obligations under the contract are subject to the financial strength and claims paying ability of the registrant.

IMPORTANT NOTICES
Investment in the Contracts involves serious investment risks, including possible loss of principal.

This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made. We do not authorize anyone to provide any information or representations regarding the offering described in this prospectus other than as contained in this prospectus.
Neither the Securities and Exchange Commission ("SEC") nor any State securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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Table of Contents

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Important Terms
This prospectus uses a number of important terms with which you may not be familiar. The index below identifies the page that defines each term. Each term will appear in bold italics on the page which it is first defined.

Page
Accumulation Phase	5
Withdrawal Request Amount	4
Annuitant	6
Automatic Additions Program	7
Beneficiary	6
*Contract	6
Contract Owner (“You”)	6
Contract Value	7
Due Proof of Death	12

Page
Guarantee Periods	7
Income Plans	11
Issue Date	5
Market Value Adjustment	9
Payout Phase	11
SEC	1
Settlement Value	12
Systematic Withdrawal Program	10
Tax Qualified Contracts	17

*
In certain states a Contract is available only as a group Contract. In these states we issued you a certificate that represents your ownership and summarizes the provisions of the group Contract. References to “Contract” in this prospectus include certificates unless the context requires otherwise.

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The Contract at a Glance
The following is a snapshot of the Contract. Please read the remainder of this prospectus for more information.

Flexible Payments
We have discontinued offering new Contracts. You can add to your existing Contract subject to current limitations, but each payment must be at least $1,000. You must maintain a minimum account size of $1,000.

Expenses	You will bear the following expenses:

•
A withdrawal charge will apply to withdrawals made from a Guarantee Period prior to its expiration. Withdrawal charges will be the lesser of: (a) the amount withdrawn in excess of the Free Withdrawal Amount times one half of the interest rate for the Guarantee Period; or (b) interest earned on the amount withdrawn. Certain limits may apply to reduce this charge.

•	A Market Value Adjustment (which can be positive or negative) for withdrawals except those taken during the 10 day period after the expiration of a Guarantee Period.

•	State premium tax (if your state imposes one).

Guaranteed Interest
The Contract offers fixed interest rates that we guarantee for specified periods we call “Guarantee Periods.” To find out what the current rates are on available Guarantee Periods, please call us at 1-800-654-2397.

Special Services	For your convenience, we offer these special services:

•	Automatic Additions Program;

•	Systematic Withdrawal Program.

Income Payments	The Contract offers three income payment plans:

•	life income with guaranteed payments;

•	a joint and survivor life income with or without guaranteed payments; or

•	guaranteed payments for a specified period (5 to 30 years)

Death Benefits	If you or the Annuitant dies before the Payout Start Date, we will pay benefits as described in the Contract.

Withdrawals
You may withdraw some or all of your Contract Value ("Contract Value") at any time prior to the Payout Start Date. If you withdraw Contract Value from a Guarantee Period before its maturity, a withdrawal charge, Market Value Adjustment, and taxes may apply. Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 59 ½, may be subject to an additional 10% federal tax penalty.

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How the Contract Works
The Contract basically works in two ways.
First, the Contract can help you (we assume you are the “Contract Owner”) save for retirement because you can invest in the Contract and generally pay no federal income taxes on any earnings until you withdraw or otherwise access them. You do this during what we call the “Accumulation Phase” of the Contract. The Accumulation Phase begins on the date we issue your Contract (we call that date the “Issue Date”) and continues until the “Payout Start Date,” which is the date we apply your money to provide income payments. During the Accumulation Phase, you may allocate your purchase payment to any combination of available Guarantee Periods. You will earn a fixed rate of interest that we declare periodically.
Second, the Contract can help you plan for retirement because you can use it to receive retirement income for life and/or for a pre‑set number of years by selecting one of the income payment options (we call these “Income Plans”) described at “Income Payments - Income Plans.” You receive income payments during what we call the “Payout Phase” of the Contract, which begins on the Payout Start Date and continues until we make the last income payment required by the Income Plan you select. During the Payout Phase we guarantee the amount of your payments, which will remain fixed. The amount of money you accumulate under your Contract during the Accumulation Phase and apply to an Income Plan will determine the amount of your income payments during the Payout Phase.
The timeline below illustrates how you might use your Contract.
As the Contract Owner, you exercise all of the rights and privileges provided by the Contract. If you die, any surviving Contract Owner or, if none, the Beneficiary will exercise the rights and privileges provided by the Contract. See "The Contract." In addition, if you die before the Payout Start Date we will pay Death Benefits to any surviving Contract Owner, or if there is none, to your Beneficiary. (See "Death Benefits.")
Please call us at 1-800-654-2397 if you have any questions about how the Contract works.

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The Contract
CONTRACT OWNER
The Custom Annuity is a contract between you, the Contract Owner, and Allstate Life, a life insurance company. As the Contract Owner, you may exercise all of the rights and privileges provided to you by the Contract. That means it is up to you to select or change (to the extent permitted):

•	the amount and timing of your withdrawals,

•	the programs you want to use to withdraw money,

•	the income payment plan you want to use to receive retirement income,

•	the Annuitant (either yourself or someone else) on whose life the income payments will be based,

•	the Beneficiary or Beneficiaries who will receive the benefits that the Contract provides when the last surviving Contract Owner dies, and

•	any other rights that the Contract provides.
If you die, any surviving Contract Owner or, if none, the Beneficiary may exercise the rights and privileges provided to them by the Contract. If the sole surviving Contract Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed income payments scheduled to continue.
Changing ownership of this Contract may cause adverse tax consequences and may not be allowed under qualified plans. Please consult with a competent tax advisor prior to making a request for a change of Contract Owner.
The Contract cannot be jointly owned by both a non-living person and a living person. You can use the Contract with or without a “qualified plan.” A qualified plan is a personal retirement savings plan, such as an IRA or tax-sheltered annuity, that meets the requirements of the Internal Revenue Code. The endorsements required to qualify these annuities under the Internal Revenue Code of 1986, as amended ("Code"), may limit or modify your rights and privileges under the Contract. We use the term “Qualified Contract” to refer to a Contract issued with a qualified plan. See “Qualified Plans” on page 13.
ANNUITANT
The Annuitant is the individual whose life determines the amount and duration of income payments (other than under Income Plans with guaranteed payments for specified periods). The Contract requires that there be an Annuitant at all times during the Accumulation Phase and on the Payout Start Date. The Annuitant must be a living person.
You initially designate an Annuitant in your application. You (or the youngest Contract Owner if there is more than one) will be the Annuitant unless a different person is named. You may not change the Annuitant. You may designate a joint Annuitant, who is a second person on whose life income payments depend. If the Annuitant dies prior to the Payout Start Date, the new Annuitant will be the youngest Contract Owner if living, otherwise the youngest Beneficiary.
BENEFICIARY
The Beneficiary is the person who may elect to receive the death benefit or become the new Contract Owner subject to the Death of Owner provision if the sole surviving Contract Owner dies before the Payout Start Date. If the sole surviving Contract Owner dies after the Payout Start Date, the Beneficiaries will receive any guaranteed income payments scheduled to continue.
You may name one or more Beneficiaries when you apply for a Contract. You may change or add Beneficiaries at any time, unless you have designated an irrevocable Beneficiary. We will provide a change of beneficiary request form to be signed by you and filed with us. Until we receive your written request to change a Beneficiary, we are entitled to rely on the most recent Beneficiary information in our files. Once we accept your change request, any change will be effective on the date you sign the written request. We are not liable for any payment we make or other action we take before accepting any written request from you. Accordingly, if you wish to change your Beneficiary, you should deliver your written notice to us promptly. If the Contract Owner is a living person, we will determine the Beneficiary from the most recent request of the Contract Owner.
You may restrict income payments to Beneficiaries by providing us with a written request. Once we accept the written request, the restriction will take effect as of the date you signed the request. Any restriction is subject to any payment made by us or any other action we take before we accept the request.
If you did not name a Beneficiary or if the named Beneficiary is no longer living when the sole surviving Contract Owner dies, the Beneficiary will be:

•	your spouse, or if he or she is no longer alive,

•	your surviving children equally, or if you have no surviving children,

•	your estate.

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Children, as used in this prospectus, are natural and adopted children only, either minor or adult.
If more than one Beneficiary survives you, we will divide the death benefit among the surviving Beneficiaries according to your most recent written instructions. If you have not given us written instructions in a form satisfactory to us, we will pay the death benefit in equal amounts to the surviving Beneficiaries.
For purposes of the Contract, in determining whether a living person, including a Contract Owner, Beneficiary, or Annuitant ("Living Person A") has survived another living person, including a Contract Owner, Beneficiary, or Annuitant (Living Person B"), Living Person A must survive Living Person B by at least 24 hours. Otherwise, Living Person A will be conclusively deemed to have predeceased Living Person B.
MODIFICATION OF THE CONTRACT
Only an officer of Allstate Life may approve a change in or waive any provision of the Contract. Any change or waiver must be in writing. None of our agents has the authority to change or waive the provisions of the Contract. We may not change the terms of the Contract without your consent, except to conform the Contract to applicable law or changes in the law or except as otherwise permitted in the Contract. If a provision of the Contract is inconsistent with state law, we will follow state law.
ASSIGNMENT
You may assign an interest in your Contract. No Beneficiary may assign benefits under the Contract until they are due. We will not be bound by any assignment until you sign it and file it with us. We are not responsible for the validity of any assignment. Federal law prohibits or restricts the assignment of benefits under many types of retirement plans and the terms of such plans may themselves contain restrictions on assignments. An assignment may also result in taxes or tax penalties. You should consult with an attorney before assigning your Contract.
WRITTEN REQUESTS AND FORMS IN GOOD ORDER
Written requests must include sufficient information and/or documentation, and be sufficiently clear, to enable us to complete your request without the need to exercise discretion on our part to carry it out. You may contact our Customer Service Center to learn what information we require for your particular request to be in “good order.” Additionally, we may require that you submit your request on our form. We reserve the right to determine whether any particular request is in good order, and to change or waive any good order requirements at any time.
If you have any questions, please contact your financial representative or call our Customer Service Center at 1-800-755-5275.

Purchases and Contract Value
MINIMUM PURCHASE PAYMENTS
All subsequent purchase payments must be at least $1,000. You may make purchase payments at any time prior to the Payout Start Date. We reserve the right to limit the maximum amount and number of purchase payments we will accept.
AUTOMATIC ADDITIONS PROGRAM
You may make subsequent purchase payments by automatically transferring money from your bank account. Please call or write us for an enrollment form.
ALLOCATION OF PURCHASE PAYMENTS
For each purchase payment, you must select a Guarantee Period. A Guarantee Period is a period of years during which you will earn a guaranteed interest rate on your money. You must allocate at least $1,000 to any one Guarantee Period at the time you make your purchase payment or select a renewal Guarantee Period.
We will apply your purchase payment to the Guarantee Period you select within 7 days of the receipt of the payment and required information.
CONTRACT VALUE
Your Contract Value at any time during the Accumulation Phase is equal to the sum of the purchase payments you have invested in the Guarantee Periods, plus earnings thereon, and less any amounts previously withdrawn.

Guarantee Periods
Each payment allocated to a Guarantee Period earns interest at a specified rate that we guarantee. We are currently offering Guarantee Periods of 1, 3 and 5 years in length. In the future we may offer Guarantee Periods of different lengths ranging from 1 to 10 years or stop offering some Guarantee Periods.
You must select a Guarantee Period for each purchase payment.
Amounts allocated to Guarantee Periods become part of our general account, which supports our insurance and annuity obligations. The general account consists of our general assets other than those in segregated asset accounts. We have sole discretion to invest the

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assets of the general account, subject to applicable law. You do not share in the investment experience of the general account. Obligations under the Contract are subject to the financial strength and claims paying ability of Allstate Life, the registrant.
You must allocate at least $1,000 to an available Guarantee Period at the time you make a purchase payment or select a renewal Guarantee Period.
INTEREST RATES
We will tell you what interest rates and Guarantee Periods we are offering at a particular time. We will not change the interest rate that we credit to a particular investment until the end of the relevant Guarantee Period. We may declare different interest rates for Guarantee Periods of the same length that begin at different times.
We have no specific formula for determining the rate of interest that we will declare initially or in the future. We will set those interest rates based on investment returns available at the time of the determination. In addition, we may consider various other factors in determining interest rates including regulatory and tax requirements, sales commissions and administrative expenses, general economic trends, and competitive factors. We determine the interest rates to be declared in our sole discretion. We can neither predict nor guarantee what those rates will be in the future. For current interest rate information, please contact Allstate Life at 1-800-654-2397.
HOW WE CREDIT INTEREST
We will credit interest to your additional purchase payments from the date we receive them. We will credit interest daily to each amount allocated to a Guarantee Period at a rate that compounds to the annual interest rate that we declared at the beginning of the applicable Guarantee Period.
The following example illustrates how a $10,000 purchase payment would grow, if allocated to a 5 year Guarantee Period, crediting a hypothetical 4.5% annual interest rate:

Purchase Payment	$10,000
Guarantee Period	5 Years
Annualized Effective Interest Rate	4.50%

End of Contract Year
	Year 1	Year 2	Year 3	Year 4	Year 5
Beginning Contract Value	$10,000.00
× (1 + Annual Interest Rate)	1.045
	$10,450.00
Contract Value at end of Contract Year		$10,450.00
× (1 + Annual Interest Rate)		1.045
		$10,920.25
Contract Value at end of Contract Year			$10,920.25
× (1 + Annual Interest Rate)			1.045
			$11,411.66
Contract Value at end of Contract Year				$11,411.66
× (1 + Annual Interest Rate)				1.045
				$11,925.19
Contract Value at end of Contract Year					$11,925.19
× (1 + Annual Interest Rate)					1.045
					$12,461.82
Total Interest Credited During Guarantee Period = $2,461.82 ($12,461.82-$10,000)
This example assumes no withdrawals during the entire 5 year Guarantee Period. If you were to make a partial withdrawal, you may be required to pay a withdrawal charge. In addition, the amount withdrawn may be increased or decreased by a Market Value Adjustment that reflects changes in interest rates since the time you invested the amount withdrawn (see "Market Value Adjustment"). The hypothetical annual interest rate is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract. Actual interest rates declared for any given Guarantee Period may be more or less than shown above, but will never be less than the guaranteed minimum rate stated in the Contract.
RENEWALS
We will mail you a notice 21 days prior to the end of each Guarantee Period informing you of the options available to you for the expiring Guarantee Period. During the 10-day period after the end of the Guarantee Period, you may:

1)
Take no action. We will automatically apply your money to a new Guarantee Period of the same length as the expiring Guarantee Period or, if unavailable, into a Guarantee Period of the next shortest term currently offered. The new Guarantee Period will begin on the day the previous Guarantee Period ends. The new interest rate will be our then current declared rate for a Guarantee Period of that length; or

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2)	Instruct us to apply your money to one or more new Guarantee Periods that may be available. The new Guarantee
Period(s) will begin on the day the previous Guarantee Period ends. The new interest rate will be our then current declared rate for those Guarantee Periods; or

3)
Withdraw all or a portion of your money from the expired Guarantee Period without incurring a withdrawal charge or a Market Value Adjustment. Amounts not withdrawn will be applied to a new Guarantee Period of the same length as the previous Guarantee Period or, if unavailable, into a Guarantee Period of the next shortest term currently offered. The new Guarantee Period will begin on the day the previous Guarantee Period ends.

During the first 10 days of a renewal Guarantee Period, any amount withdrawn will not reflect any interest earned during the 10-day period.
MARKET VALUE ADJUSTMENT
All withdrawals from a Guarantee Period, other than those taken within the first 10 days of a renewal of a Guarantee Period, are subject to a Market Value Adjustment. A Market Value Adjustment may also apply upon payment of a death benefit under a Contract.
We will not apply the Market Value Adjustment to withdrawals you make:

•	to satisfy IRS minimum distribution rules for the Contract; or

•	within the Free Withdrawal Amount, described under “Expenses”, below.
We apply the Market Value Adjustment to reflect changes in interest rates from the time you first allocate money to a Guarantee Period to the time you remove it from that Guarantee Period. We calculate the Market Value Adjustment by comparing the interest rate for the Guarantee Period at its inception to the interest rate for a period equal to the time remaining in the Guarantee Period when you remove your money, as determined under the Contract.
The Market Value Adjustment may be positive or negative, depending on changes in interest rates. As such, you bear the investment risk associated with changes in interest rates. If interest rates increase significantly from the time you make a purchase payment, the Market Value Adjustment, any applicable withdrawal charge, premium taxes, and income tax withholding (if applicable) could reduce the amount you receive upon full withdrawal of your Contract Value. However, we guarantee that the amount received upon surrender (prior to any withholding and before deduction for any applicable premium taxes) will be at least equal to the purchase payments less any prior partial withdrawals.
Generally, if the annual interest rate for the Guarantee Period at the time you allocate your purchase payment is lower than the applicable current annual interest rate for a period equal to the time remaining in the Guarantee Period, then the Market Value Adjustment will result in a lower amount payable to you. Conversely, if the annual interest rate for the Guarantee Period at the time you allocate your purchase payment is higher than the applicable current annual interest rate, then the Market Value Adjustment will result in a higher amount payable to you.
For example, assume that you purchase a Contract and select an initial Guarantee Period of 5 years that has an annual interest rate of 4.50%. Assume that at the end of 3 years, you make a partial withdrawal, in excess of the Free Withdrawal Amount. If, at that later time, the current interest rate for a 2 year Guarantee Period is 4.00%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to you. Conversely, if the current interest rate for the 2 year Guarantee Period is 5.00%, then the Market Value Adjustment will be negative, which will result in a decrease in the amount payable to you.
The formula for calculating Market Value Adjustments is set forth on page 25 of this prospectus, which also contains additional examples of the application of the Market Value Adjustment.

Expenses
As a Contract Owner, you will bear the charges and expenses described below.
WITHDRAWAL CHARGE
During the Accumulation Phase, we may assess a withdrawal charge from amounts you withdraw. However, each year you may withdraw up to 10% of the money initially allocated to the Guarantee Period from which you are making the withdrawal without paying a withdrawal charge. We measure each year from the commencement of the relevant Guarantee Period. Unused portions of this 10% "Free Withdrawal Amount" are not carried forward to future years or other Guarantee Periods. We will deduct withdrawal charges, if applicable, from the amount paid unless you instruct otherwise.
The withdrawal charge is equal to the lesser of:

1)	one-half the annual interest rate for the Guarantee Period multiplied by the amount withdrawn in excess of the 10% Free Withdrawal Amount; or

2)	interest earned on the amount of the withdrawal.

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The following example illustrates how the withdrawal charge is calculated on a full surrender at the end of the third contract year with an initial deposit of $10,000, interest rate of 4.50% and no prior withdrawals:

Step 1 calculate Contract Value	$10,000 * (1.045)[3] = $11,411.66
Step 2 calculate the amount in excess of the Free Withdrawal Amount	Free Withdrawal Amount = 10% * $10,000 = $1,000 Amount in Excess is $11,411.66 - $1,000 = $10,411.66
Step 3 calculate the Withdrawal Charge	1) 4.50%/2 * $10,411.66 = $234.26 or 2) Interest earned ($11,411.66 - $10,000) = $1,411.66 Lesser of 1) or 2) = $234.26
We do not apply a withdrawal charge in the following situations:

•	on the Payout Start Date;

•	withdrawals taken from a renewal Guarantee Period within the first 10 days of such Period; or

•	withdrawals taken to satisfy IRS minimum distribution rules for the Contract; or

•	upon the death of the Contract Owner or Annuitant.
We use the amounts obtained from the withdrawal charge to recover the cost of sales commissions and other promotional or distribution expenses associated with marketing the Contracts.
Withdrawals may be subject to tax penalties, income tax and a Market Value Adjustment. You should consult your own tax counsel or other tax advisors regarding the tax consequences of making any withdrawals.
PREMIUM TAXES
Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes. We are responsible for paying these taxes and will deduct them from your Contract Value. Some of these taxes are due when the Contract is issued, others are due when income payments begin or upon surrender. Our current practice is not to charge anyone for these taxes until income payments begin or when a total withdrawal occurs, including payment upon death.
We may, sometime in the future, discontinue this practice and deduct premium taxes from the purchase payments. Premium taxes generally range from 0% to 4%, depending on the state or other governmental entity (as applicable).
At the Payout Start Date, we deduct the charge for any applicable premium taxes from the total Contract Value before applying the Contract Value to an Income Plan.

Access to Your Money
You can withdraw some or all of your money at any time prior to the Payout Start Date. You may not make any withdrawals or surrender your Contract once the Payout Phase has begun.
You must specify the Guarantee Period from which you would like to withdraw your money. If the amount you withdraw reduces the amount invested in any Guarantee Period to less than $1,000, we will treat the withdrawal request as a request to withdraw the entire amount in that Guarantee Period.
The amount you receive may be reduced by a withdrawal charge, income tax withholding, and any premium taxes. The amount you receive may be increased or reduced by a Market Value Adjustment. If you request a total withdrawal, we may require you to return your Contract to us.
Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Distributions taken prior to age 59 ½ may be subject to an additional 10% federal tax penalty.
Please consult your tax advisor before taking any withdrawal.
SYSTEMATIC WITHDRAWAL PROGRAM
You may choose to receive systematic withdrawal payments on a monthly, quarterly, semi-annual, or annual basis at any time prior to the Payout Start Date. The minimum amount of each systematic withdrawal is $100.
We will deposit systematic withdrawal payments into the Contract Owner's bank account. Please consult with your tax advisor before taking any withdrawal.
Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 59 ½, may be subject to an additional 10% federal tax penalty. Please consult your tax advisor before taking any withdrawal.

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We may modify or suspend the Systematic Withdrawal Program and charge a processing fee for the service. If we modify or suspend the Systematic Withdrawal Program, existing systematic withdrawal payments will not be affected.
POSTPONEMENT OF PAYMENTS
We may postpone, at our discretion, payment of withdrawals for up to six months from the date we receive your withdrawal request or such shorter time as the law may allow. Where required, we will obtain prior approval from your state Insurance Commissioner.
RETURN OF PURCHASE PAYMENT GUARANTEE
When you withdraw your money, a withdrawal charge and a Market Value Adjustment may apply. However, if you decide to surrender your Contract, we guarantee that the amount you receive upon surrender will never be less than the sum of your initial and any subsequent purchase payments, less amounts previously withdrawn (prior to withholding and the deduction of any applicable premium and penalty taxes). Applicable premium tax and income tax withheld may reduce the amount you receive on surrender to less than the sum of your initial and any subsequent purchase payments. This guarantee does not apply to earnings on purchase payments. The renewal of a Guarantee Period does not in any way change this guarantee.
MINIMUM CONTRACT VALUE
If the amount you withdraw reduces your Contract Value to less than $1,000, we may treat it as a request to withdraw your entire Contract Value. Your Contract will terminate if you withdraw all of your Contract Value. We will, however, ask you to confirm your withdrawal request before terminating your Contract. Before terminating any Contract whose value has been reduced by withdrawals to less than $1,000, we would inform you in writing of our intention to terminate your Contract and give you at least 30 days in which to make an additional purchase payment to restore your Contract’s value to the contractual minimum of $1,000. If we terminate your Contract, we will distribute to you its Contract Value, adjusted by any Market Value Adjustment, less withdrawal and other charges and applicable taxes.

Payout Phase
PAYOUT START DATE
The Payout Start Date is the day that we apply your money to provide income payments under an Income Plan. The Payout Start Date must be:

•	at least 30 days after the Issue Date; and

•	no later than the Annuitant’s 90th birthday, or

•	the 10th Contract anniversary, if later.
You may change the Payout Start Date at any time by notifying us in writing of the change at least 30 days before the new Payout Start Date. Absent a change, we will use the Payout Start Date stated in your Contract.
INCOME PLANS
An Income Plan is a series of scheduled payments to you or someone you designate. You may choose only one Income Plan. You may choose and change your choice of Income Plan until 30 days before the Payout Start Date. If we do not receive notification of your selection, you will be deemed to have elected Income Plan 1, life income with guaranteed payments for 120 months, and we will make payments in accordance with that Income Plan. You may not make withdrawals or change your choice of Income Plan after the Payout Start Date. If you don't want an Income Plan you must surrender your Contract prior to the Contract Maturity Date.
A portion of each payment will be considered taxable and the remaining portion will be a non-taxable return of your investment in the Contract, which is also called the “basis”. Once the investment in the Contract is depleted, all remaining payments will be fully taxable. If the Contract is tax-qualified, generally, all payments will be fully taxable. Taxable payments taken prior to age 59½, may be subject to an additional 10% federal tax penalty.
The three Income Plans available under the Contract are:
Income Plan 1 - Life Income with Guaranteed Payments. Under this plan, we make periodic income payments for at least as long as the Annuitant lives. If the Annuitant dies in the Payout Phase, we will continue to pay income payments until the guaranteed number of payments has been paid. The Guaranteed Payment Period may range from 60 to 360 months.
Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payments. Under this plan, we make periodic income payments for at least as long as either the Annuitant or the joint Annuitant lives. If both the Annuitant and joint Annuitant die in the Payout Phase, we will continue to pay the income payments until the guaranteed number of payments has been paid. The Guaranteed Payment Period may range from 60 to 360 months.
Income Plan 3 - Guaranteed Payments for a Specified Period. Under this plan, we make periodic income payments for the period you have chosen. These payments do not depend on the Annuitant’s life. The shortest number of months guaranteed is 60; the longest number of months guaranteed is 360.

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The length of any Guaranteed Payment Period under your selected Income Plan generally will affect the dollar amount of each income payment. As a general rule, longer guarantee periods result in lower income payments, all other things being equal. For example, if you choose an Income Plan with payments that depend on the life of the Annuitant but with no minimum specified period for guaranteed payments, the income payments generally will be greater than the income payments made under the same Income Plan with a minimum specified period for guaranteed payments. As a general rule, plans with a joint Annuitant also will result in lower income payments. Income plans may vary from state to state.
We may make other Income Plans available, including ones that you and we agree upon. You may obtain information about them by writing or calling us.
If you choose Income Plan 1 or 2, or, if available, another Income Plan with payments that continue for the life of the Annuitant or joint Annuitant, we will require proof of age and sex of the Annuitant or joint Annuitant before starting income payments, and may require proof that the Annuitant or joint Annuitant are alive before we make each payment. Please note that under such Income Plans, if you elect to take no guaranteed payments, it is possible that the payee could receive no income payments if the Annuitant and any joint Annuitant both die before the first income payment, or only one income payment if they die before the second income payment, and so on.
We will apply your Contract Value, less applicable taxes, to your Income Plan on the Payout Start Date. If your initial monthly payments would be less than $20, and state law permits, we may:

•	terminate your Contract and pay you the Contract Value, less any applicable taxes, in a lump sum instead of the periodic payments you have chosen, or

•	reduce the frequency of your payments so that each payment will be at least $20.
INCOME PAYMENTS
Subject to your Income Plan selection, we guarantee income payment amounts for the duration of the Income Plan. We calculate income payments by:

•	determining your Contract Value on the Payout Start Date;

•	deducting any applicable premium tax; and

•	applying the resulting amount to the greater of (a) the appropriate value from the income payment table in your Contract or (b) such other value as we are offering at that time.
We may postpone, at our discretion, making fixed income payments for a period of up to six months or such shorter time as state law may allow. Where required, we will obtain prior approval from your state Insurance Commissioner. If we postpone payments for 30 days or more, we will pay interest as required by law from the date we receive the withdrawal request to the date we make payment.
CERTAIN EMPLOYEE BENEFIT PLANS
The Contract offered by this prospectus contains income payment tables that provide for different payments to men and women of the same age, except in states that require unisex tables. We reserve the right to use income payment tables that do not distinguish on the basis of sex, to the extent permitted by law. In certain employment-related situations, employers are required by law to use the same income payment tables for men and women. Accordingly, if the Contract is used in connection with an employment-related retirement or benefit plan and we do not offer unisex annuity tables in your state, you should consult with legal counsel as to whether the Contract is appropriate.

Death Benefits
We will pay a death benefit if, prior to the Payout Start Date:
1) the Contract Owner dies; or
2) the Annuitant dies.
We will pay the death benefit to the new Contract Owner as determined immediately after the death. The new Contract Owner would be a surviving Contract Owner or, if none, the Beneficiary.
DEATH BENEFIT AMOUNT
Prior to the Payout Start Date, the death benefit is equal to the greater of:

1.	the Contract Value; and

2.	the “Settlement Value,” which is the Contract Value, adjusted by any Market Value Adjustment, less withdrawal charges and premium taxes.
We will calculate the value of the death benefit as of the date we receive the first complete request for settlement of the death benefit.

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A claim for settlement of the death benefit must include Due Proof of Death. We will accept the following documentation as "Due Proof of Death":

•	a certified copy of the death certificate;

•	a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

•	any other proof acceptable to us.
DEATH BENEFIT OPTIONS
Upon death of the Contract Owner, the new Contract Owner generally has the following 3 options:

1.	receive the Settlement Value within 5 years of the date of death;

2.	receive the death benefit in a lump sum; or

3.
apply the death benefit to an Income Plan, with income payments beginning within one year of the date of death. Income payments must be made over the life of the new Contract Owner, or a period not to exceed the life expectancy of the new Contract Owner.

Options 2 and 3 above are available only if we receive Due Proof of Death within 60 days of the date of death. We reserve the right to waive or extend the 60 day limit on a non-discriminatory basis.
For Options 1 and 3, if there is no Annuitant at the time, the new Annuitant will be the youngest Contract Owner unless the Contract Owner names a different Annuitant.
If the new Contract Owner is a non-living person, the new Contract Owner must elect to receive the death benefit in a lump sum. If we receive Due Proof of Death within 60 days of the date of death, we will pay a death benefit. Otherwise, we will pay a Settlement Value.
If the surviving spouse of the deceased Contract Owner is the new Contract Owner, then the spouse may elect Options 2 or 3 listed above or may continue the Contract in the Accumulation Phase as if the death had not occurred. If there is no Annuitant at that time, the new Annuitant will be the surviving spouse.
If the Contract Owner is not the Annuitant and the Annuitant dies, then the Contract Owner has the following 3 options:

1.	continue the Contract as if the death had not occurred;

2.	receive the death benefit in a lump sum; or

3.	apply the death benefit to an Income Plan, which must begin within 1 year of the date of death and must be for a period equal to or less than the life expectancy of the Contract Owner.
The Contract Owner has 60 days from the date Allstate Life receives Due Proof of Death to select an income plan without incurring a tax on the entire gain in the Contract. If the Contract Owner elects to continue the Contract they will be taxed on the entire gain in the Contract computed on the date of continuance. We are required to report such gain to the IRS as income to the Contract Owner. An additional 10% federal tax penalty may apply if the Contract Owner is under age 59 ½. Any amount included in the Contract Owner's gross income as a result of a Contract continuance will increase the investment in the Contract for future distributions.
For Options 1 or 3, the new Annuitant will be the youngest Contract Owner unless the Contract Owner names a different Annuitant. Options 1 and 3 are not available if the Contract Owner is a non-living person.
Options 2 and 3 above are available only if we receive Due Proof of Death within 60 days of the date of death. We reserve the right to waive or extend the 60 day limit on a non‑discriminatory basis.

More Information
ALLSTATE LIFE
Allstate Life is the issuer of the Contract. Allstate Life was organized in 1957 as a stock life insurance company under the laws of the State of Illinois.
Allstate Life is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company organized under the laws of the State of Illinois. All of the capital stock issued and outstanding of Allstate Insurance Company is owned by The Allstate Corporation.
Allstate Life is licensed to operate in the District of Columbia, Puerto Rico, and all jurisdictions except the State of New York. We intend to offer the Contract in those jurisdictions in which we are licensed. Our home office is located at 3075 Sanders Road, Northbrook, Illinois, 60062. Additional information concerning Allstate Life is provided in Appendix A to this prospectus.

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THE CONTRACT
Distribution. Morgan Stanley & Co. Inc., located at 1585 Broadway, New York, NY 10036, serves as principal underwriter of the Contracts. Morgan Stanley & Co. Inc. is a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. Morgan Stanley & Co. Inc. is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and is a member of FINRA. Morgan Stanley & Co. Inc. is also registered with the Securities and Exchange Commission as an investment adviser. Morgan Stanley & Co. Inc. is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered.
We may pay broker-dealers up to a maximum sales commission of 8% on subsequent purchase payments or upon renewal of a Guarantee Period. The underwriting agreement with Morgan Stanley & Co. Inc. provides that we will reimburse Morgan Stanley & Co. Inc. for any liability to Contract Owners arising out of services rendered or Contracts issued.
Allstate Life does not pay a commission for distribution of the Contracts. Morgan Stanley & Co. Inc. compensates its representatives who act as wholesalers, and their sales management personnel, for Contract sales. This compensation is based on a percentage of premium payments and/or a percentage of Contract Values.
Administration. We have primary responsibility for all administration of the Contracts. We provide the following administrative services, among others:

•	issuance of the Contracts;

•	maintenance of Contract Owner records;

•	Contract Owner services; and

•	preparation of Contract Owner reports.
You should notify us promptly in writing of any address change. You should read your statements and confirmations carefully and verify their accuracy. You should contact us promptly if you have a question about a periodic statement. We will investigate all complaints and make any necessary adjustments retroactively, but you must notify us of a potential error within a reasonable time after the date of the questioned statement. If you wait too long, we reserve the right to make the adjustment as of the date that we receive notice of the potential error.
ANNUITIES HELD WITHIN A QUALIFIED PLAN
If you use the Contract within an employer sponsored qualified retirement plan, the plan may impose different or additional conditions or limitations on withdrawals, waivers of withdrawal charges, death benefits, Payout Start Dates, income payments, and other Contract features. In addition, adverse tax consequences may result if qualified plan limits on distributions and other conditions are not met. Please consult your qualified plan administrator for more information. Allstate Life no longer issues deferred annuities to employer sponsored qualified retirement plans.
LEGAL MATTERS
Certain matters of state law pertaining to the Contracts, including the validity of the Contracts and Allstate Life’s right to issue such Contracts under applicable state insurance law, have been passed upon by Angela K. Fontana, Vice President, General Counsel and Secretary of Allstate Life.
EXPERTS
The consolidated financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Allstate Life Insurance Company’s Annual Report on Form 10-K for the year ended December 31, 2019, SEC File number 000-31248, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph referring to a change in presentation and method of accounting for the recognition and measurement of financial assets and financial liabilities on January 1, 2018, due to adoption of FASB Accounting Standards Update No. 2016-01, Financial Instruments - Overall (Subtopic 825-10)). Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Taxes
The following discussion is general and is not intended as tax advice. Allstate Life makes no guarantee regarding the tax treatment of any Contract or transaction involving a Contract.
Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on your individual circumstances. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax advisor.

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TAXATION OF ALLSTATE LIFE INSURANCE COMPANY
Allstate Life is taxed as a life insurance company under Part I of Subchapter L of the Code.
TAXATION OF FIXED ANNUITIES IN GENERAL
Tax Deferral. Generally, you are not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where the Contract Owner is a natural person.
Non-Natural Owners. Non-natural owners are also referred to as Non Living Owners in this prospectus. As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes. The income on such contracts does not enjoy tax deferral and is taxed as ordinary income received or accrued by the non-natural owner during the taxable year.
Exceptions to the Non-Natural Owner Rule. There are several exceptions to the general rule that annuity contracts held by a non-natural owner are not treated as annuity contracts for federal income tax purposes. Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as agent for a natural person. However, this special exception will not apply in the case of an employer who is the nominal owner of an annuity contract under a non-qualified deferred compensation arrangement for its employees. Other exceptions to the non-natural owner rule are: (1) contracts acquired by an estate of a decedent by reason of the death of the decedent; (2) certain qualified contracts; (3) contracts purchased by employers upon the termination of certain Qualified Plans; (4) certain contracts used in connection with structured settlement agreements; and (5) immediate annuity contracts, purchased with a single premium, when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.
Grantor Trust Owned Annuity. Contracts owned by a grantor trust are considered owned by a non-natural owner. Grantor trust owned contracts receive tax deferral as described in the Exceptions to the Non-Natural Owner Rule section. In accordance with the Code, upon the death of the annuitant, the death benefit must be paid. According to your Contract, the Death Benefit is paid to the surviving Contract Owner. Since the trust will be the surviving Contract Owner in all cases, the Death Benefit will be payable to the trust notwithstanding any beneficiary designation on the annuity contract. A trust, including a grantor trust, has two options for receiving any death benefits: 1) a lump sum payment; or 2) payment deferred up to five years from date of death.
Taxation of Partial and Full Withdrawals. If you make a partial withdrawal under a non-Qualified Contract, amounts received are taxable to the extent the Contract Value, without regard to surrender charges, exceeds the investment in the Contract. An exception to this treatment exists for contracts purchased prior to August 14, 1982, or contracts with investment prior to that date often referred to as Pre-TEFRA cost basis. In those contracts, withdrawals are treated as a return of cost basis until all Pre-TEFRA cost basis is withdrawn. The investment in the Contract is the gross premium paid for the contract minus any amounts previously received from the Contract if such amounts were properly excluded from your gross income. If you make a total withdrawal under a non‑Qualified Contract, the amount received will be taxable only to the extent it exceeds the investment in the Contract.
You should contact a competent tax advisor about the potential tax consequences of a Market Value Adjustment, as no definitive guidance exists on the proper tax treatment of Market Value Adjustments.
Taxation of Annuity Payments. Generally, the rule for income taxation of annuity payments received from a non-Qualified Contract provides for the return of your investment in the Contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. For fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the Contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the Contract. The annuity payments will be fully taxable after the total amount of the investment in the Contract is excluded using these ratios. The federal tax treatment of annuity payments is unclear in some respects. As a result, if the IRS should provide further guidance, it is possible that the amount we calculate and report to the IRS as taxable could be different. If you die, and annuity payments cease before the total amount of the investment in the Contract is recovered, the unrecovered amount will be allowed as a deduction for your last taxable year.
Partial Annuitization. An individual may partially annuitize their non-qualified annuity if the contract permits. The Small Business Jobs Act of 2010 included a provision which allows for a portion of a non-qualified annuity to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one of more individuals. The annuitized portion of the contract is treated as a separate contract for purposes of determining taxability of the payments under Section 72 of the Code. We do not currently permit partial annuitization.
Withdrawals After the Payout Start Date. Federal tax law is unclear regarding the taxation of any additional withdrawal received after the Payout Start Date. It is possible that a greater or lesser portion of such a payment could be taxable than the amount we determine.
Distribution at Death Rules. In order to be considered an annuity contract for federal income tax purposes, the Contract must provide:

•
if any Contract Owner dies on or after the Payout Start Date but before the entire interest in the Contract has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the Contract Owner’s death;

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•
if any Contract Owner dies prior to the Payout Start Date, the entire interest in the Contract will be distributed within 5 years after the date of the Contract Owner’s death. These requirements are satisfied if any portion of the Contract Owner’s interest that is payable to (or for the benefit of) a designated Beneficiary is distributed over the life of such Beneficiary (or over a period not extending beyond the life expectancy of the Beneficiary) and the distributions begin within 1 year of the Contract Owner’s death. If the Contract Owner’s designated Beneficiary is the surviving spouse (as defined by federal law) of the Contract Owner, the Contract may be continued with the surviving spouse as the new Contract Owner;

•
if the Contract Owner is a non-natural person, then the Annuitant will be treated as the Contract Owner for purposes of applying the distribution at death rules. In addition, a change in the Annuitant on a Contract owned by a non-natural person will trigger the rules under death of the Contract Owner.

Please consult with your tax or legal adviser for additional information.
Taxation of Annuity Death Benefits. Death Benefit amounts are included in income as follows:

•	if distributed in a lump sum, the amounts are taxed in year of distribution in the same manner as a total withdrawal, or

•	if distributed under an Income Plan, the amounts are taxed in the same manner as annuity payments.
Medicare Tax on Net Investment Income. The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,750 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the contract will be considered investment income for purposes of this surtax.
Penalty Tax on Premature Distributions. A 10% penalty tax applies to the taxable amount of any premature distribution from a non-Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59½. However, no penalty tax is incurred on distributions:

•	made on or after the date the Contract Owner attains age 59½,

•	made as a result of the Contract Owner’s death (or Annuitant’s death when owner is not an individual) or becoming totally disabled as defined in the Code,

•
made in substantially equal periodic payments (as defined by the Code) over the Contract Owner’s life or life expectancy, or over the joint lives or joint life expectancies of the Contract Owner and the Beneficiary,

•	made under an immediate annuity (as defined by the Code), or

•	attributable to investment in the Contract before August 14, 1982.
You should consult a competent tax advisor to determine how these exceptions may apply to your situation.
Substantially Equal Periodic Payments. With respect to non‑Qualified Contracts using substantially equal periodic payments or immediate annuity payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other material modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the Contract Owner’s attaining age 59½ would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. A material modification does not include permitted changes described in published IRS rulings. Not all products may offer a substantially equal periodic payment stream. You should consult a competent tax advisor prior to creating or modifying a substantially equal periodic payment stream.
Tax Free Exchanges under Internal Revenue Code Section 1035. A 1035 exchange is a tax-free exchange of a non‑Qualified life insurance contract, endowment contract or annuity contract into a non-Qualified annuity contract, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. The contract owner(s) must be the same on the old and new contracts. Basis from the old contract carries over to the new contract so long as we receive that information from the relinquishing company. If basis information is never received, we will assume that all exchanged funds represent earnings and will allocate no cost basis to them. Once you begin fixed annuity payments, you are not eligible for a tax-free exchange under Section 1035.
Partial Exchanges. The IRS has issued rulings that permit partial exchanges of annuity contracts. Effective October 24, 2011, a partial exchange, from one deferred annuity contract to another deferred annuity contract will qualify for tax deferral. If a distribution from either contract occurs during the 180 day period following the date of the 1035 transfer, the IRS will apply general tax principles to determine the substance and treatment of the transfer. This may include disqualifying the original 1035 exchange or treating the withdrawn funds as a distribution from the original contract. You should consult with a competent tax advisor with respect to withdrawals or surrenders during this 180 day time frame.

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If a partial exchange is retroactively negated, the amount originally transferred to the recipient contract is treated as a withdrawal from the source contract, taxable to the extent of any gain in that contract on the date of the exchange. An additional 10% tax penalty may also apply if the Contract Owner is under age 59 ½. Your Contract may not permit partial exchanges, please contact us for more information.
Partial exchange from a deferred annuity to long-term care contract. The IRS confirmed in Notice 2011-68 that partial exchanges from a deferred annuity contract to a qualified long-term care insurance contract can qualify as tax-free exchanges under section 1035.
You should consult a competent tax advisor before entering into any transaction of this type.
Taxation of Ownership Changes. If you transfer a non‑Qualified Contract without full and adequate consideration to a person other than your spouse (or to a former spouse incident to a divorce), you will be taxed on the difference between the Contract Value and the investment in the Contract at the time of transfer. Any assignment or pledge (or agreement to assign or pledge) of the Contract Value is taxed as a withdrawal of such amount or portion and may also incur the 10% penalty tax. If the entire Account Value is assigned or pledged, subsequent increases in the Account Value are also treated as withdrawals for as long as the assignment or pledge remains in place. The cost basis is increased by the amount includible in income with respect to such assignment or pledge.
Aggregation of Annuity Contracts. The Code requires that all non-qualified deferred annuity contracts issued by Allstate Life (or its affiliates) to the same Contract Owner during any calendar year be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.
INCOME TAX WITHHOLDING
Generally, Allstate Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold the required 10% of the taxable amount. If no election is made or no U.S. taxpayer identification number is provided we will automatically withhold the required 10% of the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory.
Allstate Life is required to withhold federal income tax using the wage withholding rates for all annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory.
Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.
Generally, Code Section 1441 provides that Allstate Life as a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien not subject to FATCA. Certain payees may be subject to the Foreign Accounts Tax Compliance Act (FATCA) which would require 30% mandatory withholding for certain entities. Please see your personal tax advisor for additional information regarding FATCA. A non‑resident alien is someone other than a U.S. citizen or resident alien. We require an IRS Form W-8 at issue to certify the owners' foreign status. Withholding may be reduced or eliminated if covered by an income tax treaty between the U.S. and the non-resident alien’s country of residence if the payee provides a fully completed Form W-8. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number (“ITIN”). The U.S. does not have a tax treaty with all countries nor do all tax treaties provide an exclusion or lower withholding rate for annuities.
TAX QUALIFIED CONTRACTS
The income on tax sheltered annuity (TSA) and IRA investments is tax deferred, and the income from annuities held by such plans does not receive any additional tax deferral. You should review the annuity features, including all benefits and expenses, prior to purchasing an annuity as an IRA. Tax Qualified Contracts are contracts purchased as or in connection with:

•	Individual Retirement Annuities (IRAs) under Code Section 408(b);

•	Roth IRAs under Code Section 408A;

•	Simplified Employee Pension (SEP IRA) under Code Section 408(k);

•	Savings Incentive Match Plans for Employees (SIMPLE IRA) under Code Section 408(p);

•	Tax Sheltered Annuities under Code Section 403(b);

•	Corporate and Self Employed Pension and Profit Sharing Plans under Code Section 401; and

•	State and Local Government and Tax-Exempt Organization Deferred Compensation Plans under Code Section 457.
Allstate Life reserves the right to limit the availability of the Contract for use with any of the retirement plans listed above or to modify the Contract to conform with tax requirements. If you use the Contract within an employer sponsored qualified retirement plan or TSA, the plan may impose different or additional conditions or limitations on withdrawals, waiver of charges, death benefits, Payout Start Dates, income payments, and other Contract features. In addition, adverse tax consequences may result if Qualified Plan and TSA limits on distributions and other conditions are not met. Please consult your Qualified Plan or TSA administrator for more information. Allstate Life no longer issues deferred annuities to employer sponsored qualified retirement plans or TSAs.

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The tax rules applicable to participants with tax qualified annuities vary according to the type of contract and the terms and conditions of the endorsement. Adverse tax consequences may result from certain transactions such as excess contributions, premature distributions, and, distributions that do not conform to specified commencement and minimum distribution rules. Allstate Life can issue an individual retirement annuity on a rollover or transfer of proceeds from a decedent’s IRA, TSA, or employer sponsored retirement plan under which the decedent’s surviving spouse is the beneficiary. Allstate Life does not offer an individual retirement annuity that can accept a transfer of funds for any other, non-spousal, beneficiary of a decedent’s IRA, TSA, or employer sponsored qualified retirement plan. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRA’s, other than IRAs inherited by the owner’s spouse, do not qualify as retirement assets for purposes of protection under federal bankruptcy laws.
Please refer to the section Required Distributions upon Your Death of your Qualified Annuity for IRAs or 403(b) plans, if applicable, for additional information on your death settlement options. In the case of certain Qualified Plans, the terms of the Qualified Plan Endorsement and the plans may govern the right to benefits, regardless of the terms of the Contract.
Taxation of Withdrawals from an Individually Owned Tax Qualified Contract. If you make a partial withdrawal under a Tax Qualified Contract other than a Roth IRA, the portion of the payment that bears the same ratio to the total payment that they invest in the Contract (i.e., nondeductible IRA contributions) bears to the Contract Value, is excluded from your income. We do not keep track of nondeductible contributions, and generally all tax reporting of distributions from Tax Qualified Contracts other than Roth IRAs will indicate that the distribution is fully taxable.
“Qualified distributions” from Roth IRAs are not included in gross income. “Qualified distributions” are any distributions made more than five taxable years after the taxable year of the first contribution to any Roth IRA and which are:

•	made on or after the date the Contract Owner attains age 59½,

•	made to a beneficiary after the Contract Owner’s death,

•	attributable to the Contract Owner being disabled, or

•	made for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000).
“Non-qualified distributions” from Roth IRAs are treated as made from contributions first and are included in gross income only to the extent that distributions exceed contributions.
Required Minimum Distributions. Generally, Tax Qualified Contracts (excluding Roth IRAs) require minimum distributions upon reaching age 70½ (72 for those who would have reached age 70 ½ after 2019). Failure to withdraw the required minimum distribution will result in a 50% tax penalty on the shortfall not withdrawn from the Contract. Effective December 31, 2005, the IRS requires annuity contracts to include the actuarial present value of other benefits for purposes of calculating the required minimum distribution amount. These other benefits may include accumulation, income, or death benefits. Not all income plans offered under the Contract satisfy the requirements for minimum distributions. Because these distributions are required under the Code and the method of calculation is complex, please see a competent tax advisor.
The Death Benefit and Tax Qualified Contracts. Pursuant to the Code and IRS regulations, an IRA (e.g., traditional IRA, Roth IRA, SEP IRA and SIMPLE IRA) may not invest in life insurance contracts. However, an IRA may provide a death benefit that equals the greater of the purchase payments or the Contract Value. The Contract offers a death benefit that in certain circumstances may exceed the greater of the purchase payments or the Contract Value. We believe that the Death Benefits offered by your Contract do not constitute life insurance under these regulations.
It is also possible that certain death benefits that offer enhanced earnings could be characterized as an incidental death benefit. If the death benefit were so characterized, this could result in current taxable income to a Contract Owner. In addition, there are limitations on the amount of incidental death benefits that may be provided under Qualified Plans, such as in connection with a TSA or employer sponsored qualified retirement plan.
Allstate Life reserves the right to limit the availability of the Contract for use with any of the Qualified Plans listed above.
Penalty Tax on Premature Distributions from Tax Qualified Contracts. A 10% penalty tax applies to the taxable amount of any premature distribution from a Tax Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59½. However, no penalty tax is incurred on distributions:

•	made on or after the date the Contract Owner attains age 59½,

•	made as a result of the Contract Owner’s death or total disability,

•
made in substantially equal periodic payments (as defined by the Code) over the Contract Owner’s life or life expectancy, or over the joint lives or joint life expectancies of the Contract Owner and the Beneficiary,

•	made after separation from service after age 55 (does not apply to IRAs),

•	made pursuant to an IRS levy,

•	made for certain medical expenses,

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•	made to pay for health insurance premiums while unemployed (applies only for IRAs),

•	made for qualified higher education expenses (applies only for IRAs)

•	made for a first time home purchase (up to a $10,000 lifetime limit and applies only for IRAs),

•	made for qualified expenses after the birth or adoption of a child ($5,000 limit on expenses incurred within 1 year after birth or adoption), and

•
from an IRA or attributable to elective deferrals under a 401(k) plan, 403(b) annuity or certain similar arrangements made to individuals who (because of their being members of a reserve component) are ordered or called to active duty after September 11, 2001 for more than 179 days or for an indefinite period; and made during the period beginning on the date of the order or call on duty and ending at the close of the active duty period.

During the first 2 years of the individual’s participation in a SIMPLE IRA, distributions that are otherwise subject to the premature distribution penalty, will be subject to a 25% penalty tax.
You should consult a competent tax advisor to determine how these exceptions may apply to your situation.
Substantially Equal Periodic Payments on Tax Qualified Contracts. With respect to Tax Qualified Contracts using substantially equal periodic payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other material modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the taxpayer’s attaining age 59½ would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. A material modification does not include permitted changes described in published IRS rulings. Not all products may offer substantially equal periodic payment stream.
Income Tax Withholding on Tax Qualified Contracts. Generally, Allstate Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions that are not considered “eligible rollover distributions.” The customer may elect out of withholding by completing and signing a withholding election form. If no election is made or if no U.S. Taxpayer Identification number is provided, we will automatically withhold the required 10% from the taxable amount. Since we cannot determine the taxable amount of distributions from a Roth IRA, we will not automatically withhold 10%. If you request withholding from a Roth IRA distribution, federal income tax will be withheld on the entire amount distributed. In certain states, if there is federal withholding, then state withholding is also mandatory. Allstate Life is required to withhold federal income tax at a rate of 20% on all “eligible rollover distributions” unless you elect to make a “direct rollover” of such amounts to an IRA or eligible retirement plan. Eligible rollover distributions generally include all distributions from Tax Qualified Contracts, including TSAs but excluding IRAs, with the exception of:

•	required minimum distributions, or,

•	a series of substantially equal periodic payments made over a period of at least 10 years, or,

•	a series of substantially equal periodic payments made over the life (joint lives) of the participant (and beneficiary), or,

•	hardship distributions.
For all annuitized distributions that are not subject to the 20% withholding requirement, Allstate Life is required to withhold federal income tax using the wage withholding rates. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory. Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.
Generally, Code Section 1441 provides that Allstate Life as a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien not subject to FATCA. Certain payees may be subject to the Foreign Accounts Tax compliance Act (FATCA) which would require 30% mandatory withholding for certain entities. Please see your personal tax advisor for additional information regarding FATCA. A non‑resident alien is someone other than a U.S. citizen or resident alien. We require an IRS Form W-8 at issue to certify the owners' foreign status. Withholding may be reduced or eliminated if covered by an income tax treaty between the U.S. and the non-resident alien’s country of residence if the payee provides a fully completed Form W-8. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number (“ITIN”). ITINs are issued by the IRS to non-resident alien individuals who are not eligible to obtain a social security number. The U.S. does not have a tax treaty with all countries nor do all tax treaties provide an exclusion or lower withholding rate for annuities.
Charitable IRA Distributions. Certain qualified IRA distributions for charitable purposes are eligible for an exclusion from gross income, up to $100,000, for otherwise taxable IRA distributions from a traditional or Roth IRA. A qualified charitable distribution is a distribution that is made (1) directly by the IRA trustee to a certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70½. Distributions that are excluded from income under this provision are not taken into account in

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determining the individual’s deduction, if any, for charitable contributions. Effective 2020, the amount of your qualified charitable distributions that are excluded from income for a tax year is reduced (but not below zero) by the excess of: (1) the total amount of your IRA deductions allowed for all tax years ending on or after the date you attain age 70 ½, over (2) the total amount of reductions for all tax years preceding the current tax year.
The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Consistent with the applicable IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.
Individual Retirement Annuities. Code Section 408(b) permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity (IRA). Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified retirement plans may be “rolled over” on a tax-deferred basis into an Individual Retirement Annuity. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee “transfer” from one IRA account to another. IRA transfers are not subject to this 12-month rule.
Roth Individual Retirement Annuities. Code Section 408A permits eligible individuals to make nondeductible contributions to an individual retirement program known as a Roth Individual Retirement Annuity. Roth Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence.
A traditional Individual Retirement Account or Annuity may be converted or “rolled over” to a Roth Individual Retirement Annuity. The tax law allows distributions from qualified retirement plans including tax sheltered annuities and governmental Section 457 plans to be rolled over directly into a Roth IRA, subject to the usual rules that apply to conversions from a traditional IRA into a Roth IRA. The income portion of a conversion or rollover distribution is taxable currently, but is exempted from the 10% penalty tax on premature distributions. Effective January 1, 2005, the IRS requires conversions of annuity contracts to include the actuarial present value of other benefits for purposes of valuing the taxable amount of the conversion.
Annuities Held By Individual Retirement Accounts (commonly known as Custodial IRAs). Code Section 408 permits a custodian or trustee of an Individual Retirement Account to purchase an annuity as an investment of the Individual Retirement Account. If an annuity is purchased inside of an Individual Retirement Account, then the Annuitant must be the same person as the beneficial owner of the Individual Retirement Account.
If you have a contract issued as an IRA under Code Section 408(b) and request to change the ownership to an IRA custodian permitted under Section 408, we will treat a request to change ownership from an individual to a custodian as an indirect rollover. We will send a Form 1099R to report the distribution and the custodian should issue a Form 5498 for the contract value contribution.
Generally, the death benefit of an annuity held in an Individual Retirement Account must be paid upon the death of the Annuitant. However, in most states, the Contract permits the custodian or trustee of the Individual Retirement Account to continue the Contract in the accumulation phase, with the Annuitant’s surviving spouse as the new Annuitant, if the following conditions are met:

1)	The custodian or trustee of the Individual Retirement Account is the owner of the annuity and has the right to the death proceeds otherwise payable under the Contract;

2)	The deceased Annuitant was the beneficial owner of the Individual Retirement Account;

3)	We receive a complete request for settlement for the death of the Annuitant; and

4)	The custodian or trustee of the Individual Retirement Account provides us with a signed certification of the following:

(a)	The Annuitant’s surviving spouse is the sole beneficiary of the Individual Retirement Account;

(b)	The Annuitant’s surviving spouse has elected to continue the Individual Retirement Account as his or her own Individual Retirement Account; and

(c)	The custodian or trustee of the Individual Retirement Account has continued the Individual Retirement Account pursuant to the surviving spouse’s election.
Simplified Employee Pension IRA. Code Section 408(k) allows eligible employers to establish simplified employee pension plans for their employees using individual retirement annuities. These employers may, within specified limits, make deductible contributions on behalf of the employees to the individual retirement annuities. Employers intending to use the Contract in connection with such plans should seek competent tax advice.
Savings Incentive Match Plans for Employees (SIMPLE IRA). Code Section 408(p) allows eligible employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees using individual retirement annuities. In general, a SIMPLE IRA consists of a salary deferral program for eligible employees and matching or nonelective contributions made by employers. Employers intending to purchase the Contract as a SIMPLE IRA should seek competent tax and legal advice.

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To determine if you are eligible to contribute to any of the above listed IRAs (traditional, Roth, SEP, or SIMPLE), please refer to IRS Publication 590-A and your competent tax advisor.
Tax Sheltered Annuities. Code Section 403(b) provides tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. Allstate Life has currently suspended sales of TSA contracts.
Under Section 403(b), any contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee:

•	attains age 59½,

•	severs employment,

•	dies,

•	becomes disabled, or

•	incurs a hardship (earnings on salary reduction contributions may not be distributed on account of hardship).
These limitations do not apply to withdrawals where Allstate Life is directed to transfer some or all of the Contract Value to another 403(b) plan. Generally, we do not accept funds in 403(b) contracts that are subject to the Employee Retirement Income Security Act of 1974 (ERISA). Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement with the applicable employer or its plan administrator. Unless your contract is grandfathered from certain provisions in these regulations, we will only process certain transactions with employer approval.
Corporate and Self-Employed Pension and Profit Sharing Plans.
Section 401(a) of the Code permits corporate employers to establish various types of tax favored retirement plans for employees. Self-employed individuals may establish tax favored retirement plans for themselves and their employees (commonly referred to as “H.R.10” or “Keogh”). Such retirement plans may permit the purchase of annuity contracts. Allstate Life no longer issues annuity contracts to employer sponsored qualified retirement plans.
There are two owner types for contracts intended to qualify under Section 401(a): a qualified plan fiduciary or an annuitant owner.

•
A qualified plan fiduciary exists when a qualified plan trust that is intended to qualify under Section 401(a) of the Code is the owner. The qualified plan trust must have its own tax identification number and a named trustee acting as a fiduciary on behalf of the plan. The annuitant should be the person for whose benefit the contract was purchased.

•
An annuitant owner exists when the tax identification number of the owner and annuitant are the same, or the annuity contract is not owned by a qualified plan trust. The annuitant should be the person for whose benefit the contract was purchased.

If a qualified plan fiduciary is the owner of the contract, the qualified plan must be the beneficiary so that death benefits from the annuity are distributed in accordance with the terms of the qualified plan. Annuitant owned contracts require that the beneficiary be the annuitant’s spouse (if applicable), which is consistent with the required IRS language for qualified plans under Section 401(a). A completed Annuitant Owned Qualified Plan Designation of Beneficiary form is required in order to change the beneficiary of an annuitant owned Qualified Plan contract.
State and Local Government and Tax-Exempt Organization Deferred Compensation Plans.
Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. In eligible governmental plans, all assets and income must be held in a trust/custodial account/annuity contract for the exclusive benefit of the participants and their beneficiaries. To the extent the Contracts are used in connection with a non-governmental eligible plan, employees are considered general creditors of the employer and the employer as owner of the Contract has the sole right to the proceeds of the Contract. Under eligible 457 plans, contributions made for the benefit of the employees will not be includible in the employees’ gross income until distributed from the plan. Allstate Life no longer issues annuity contracts to employer sponsored qualified retirement plans.
Late Rollover Self-Certification.
After August 24, 2016, you may be able to apply to rollover a contribution to your IRA or qualified retirement plan after the 60-day deadline through a new self-certification procedure established by the IRS. Please consult your tax or legal adviser regarding your eligibility to use this self-certification procedure. We are not required to accept your self-certification for waiver of the 60-day deadline.
Required Distributions Upon Your Death for a Qualified Annuity.
Upon your death under an IRA, Roth IRA, SIMPLE IRA, 403(b) or other employer sponsored plan, any remaining interest must be distributed in accordance with federal income tax requirements. The post-death distribution requirements were amended, applicable generally with respect to deaths occurring after 2019, by the Further Consolidated Appropriations Act of 2020 (which includes the "Setting Every Community Up for Retirement Enhancement" Act (SECURE Act)). The post-death distribution requirements under prior law continue to apply in certain circumstances.

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•
Prior law. Under prior law, if an employee under an employer sponsored plan or IRA owner dies prior to the required beginning date, the remaining interest must be distributed (1) within 5 years after the death (the “5-year rule”), or (2) over the life of the designated beneficiary, or over a period not extending beyond the life expectancy of the designated beneficiary, provided that such distributions commence within one year after death (the “lifetime payout rule”). If the employee or IRA owner dies on or after the required beginning date (including after the date distributions have commenced in the form of an annuity), the remaining interest must be distributed at least as rapidly as under the method of distribution being used as of the date of death (the “at-least-as-rapidly rule”).

•
The new law. Under the new law, if you die after 2019, and you have a designated beneficiary, any remaining interest must be distributed within 10 years after your death, unless the designated beneficiary is an “eligible designated beneficiary” (“EDB”) or some other exception applies. A designated beneficiary is any individual designated as a beneficiary by the employee or IRA owner. An EDB is any designated beneficiary who is (1) your surviving spouse, (2) your minor child, (3) disabled, (4) chronically ill, or (5) an individual not more than 10 years younger than you. An individual’s status as an EDB is determined on the date of your death.

This 10-year post-death distribution period applies regardless of whether you die before your required beginning date, or you die on or after that date (including after distributions have commenced in the form of an annuity). However, if the beneficiary is an EDB and the EDB dies before the entire interest is distributed under this 10-year rule, the remaining interest must be distributed within 10 years after the EDB’s death (i.e., a new 10-year distribution period begins).
Instead of taking distributions under the new 10-year rule, an EDB can take distributions over life, or over a period not extending beyond life expectancy, provided that such distributions commence within one year of your death, subject to certain special rules. In particular, if the EDB dies before the remaining interest is distributed under this life expectancy rule, the remaining interest must be distributed within 10 years after the EDB’s death (regardless of whether the remaining distribution period under the life expectancy rule was more or less than 10 years). In addition, if your minor child is an EDB, the child will cease to be an EDB on the date the child reaches the age of majority, and any remaining interest must be distributed within 10 years after that date (regardless of whether the remaining distribution period under the stretch rule was more or less than 10 years).
It is important to note that under prior law, annuity payments that commenced under a method that satisfied the distribution requirements while the employee or IRA owner was alive could continue to be made under that method after the death of the employee or IRA owner. However, under the new law, if you commence taking distributions in the form of an annuity that can continue after your death, such as in the form of a joint and survivor annuity or an annuity with a guaranteed period of more than 10 years, any distributions after your death that are scheduled to be made beyond the applicable distribution period imposed under the new law might need to be commuted at the end of that period (or otherwise modified after your death if permitted under federal tax law and by Allstate Life) in order to comply with the new post-death distribution requirements.
The new post-death distribution requirements do not apply if annuity payments that comply with prior law commenced prior to December 20, 2019. Also, even if annuity payments have not commenced prior to December 20, 2019, the new requirements generally do not apply to an immediate annuity contract or a deferred income annuity contract (including a qualifying lifetime annuity contract, or “QLAC”)) purchased prior to that date, if you have made an irrevocable election before that date as to the method and amount of the annuity.
If your beneficiary is not an individual, such as a charity, your estate, or a trust, any remaining interest after your death generally must be distributed under prior law in accordance with the 5-year rule or the at-least-as-rapidly rule, as applicable (but not the lifetime payout rule). However, if your beneficiary is a trust and all the beneficiaries of the trust are individuals, the new law can apply pursuant to special rules that treat the beneficiaries of the trust as designated beneficiaries, including special rules allowing a beneficiary of a trust who is disabled or chronically ill to take the distribution of their interest over their life or life expectancy in some cases. You may wish to consult a professional tax advisor about the federal income tax consequences of your beneficiary designations.
In addition, the new post-death distribution requirements generally do not apply if the employee or IRA owner died prior to January 1, 2020. However, if the designated beneficiary of the deceased employee or IRA owner dies after January 1, 2020, any remaining interest must be distributed within 10 year of the designated beneficiary’s death. Hence, this 10-year rule will apply to a contract issued prior to 2020 which continues to be held by a designated beneficiary of an employee or IRA owner who died prior to 2020.
Spousal continuation. Under the new law, as under prior law, if your beneficiary is your spouse, your surviving spouse can delay the application of the post-death distribution requirements until after your surviving spouse’s death by transferring the remaining interest tax-free to your surviving spouse’s own IRA, or by treating your IRA as your surviving spouse’s own IRA.

The post-death distribution requirements are complex and unclear in numerous respects. In addition, the manner in which these requirements will apply will depend on your particular facts and circumstances. You may wish to consult a professional tax advisor for tax advice as to your particular situation.
ADDITIONAL CONSIDERATIONS
Reporting and Withholding for Escheated Amounts
In 2018, the Internal Revenue Service issued Revenue Ruling 2018-17, which provides that an amount transferred from an IRA to a

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state’s unclaimed property fund is subject to federal withholding at the time of transfer. The amount transferred is also subject to federal reporting. Consistent with this Ruling, we will withhold federal income taxes and report to the applicable Owner or Beneficiary as required by law when amounts are transferred to a state’s unclaimed property fund.
Gifts and Generation-skipping Transfers
The transfer of the contract or designation of a beneficiary may have federal, state, and/or local transfer and inheritance tax consequences, including the imposition of gift, estate, and generation-skipping transfer taxes.  For example, the transfer of the contract to, or the designation as a beneficiary of, or the payment of proceeds to, a person who is assigned to a generation which is two or more generations below the generation assignment of the owner may have generation skipping transfer tax consequences under federal tax law. The individual situation of each contract owner or beneficiary will determine the extent, if any, to which federal, state, and local transfer and inheritance taxes may be imposed and how ownership or receipt of contract proceeds will be treated for purposes of federal, state and local estate, inheritance, generation skipping and other taxes. Under certain circumstances, the Code may impose a generation-skipping transfer (“GST”) tax when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the owner. Regulations issued under the Code may require us to deduct the tax from your contract, or from any applicable payment, and pay it directly to the IRS. Additionally, if you transfer your Annuity to another person for less than adequate consideration, there may be federal or state income tax consequences.  The potential application of these taxes underscores the importance of seeking guidance from a qualified adviser to help ensure that your estate plan adequately addresses your needs and those of your beneficiaries under all possible scenarios.
Same Sex Marriages, Civil Unions and Domestic Partnerships
Prior to a 2013 Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing a valid same sex marriage for federal law purposes. On June 26, 2015, the Supreme Court ruled in Obergefell v. Hodges that same-sex couples have a constitutional right to marry, thus requiring all states to allow same-sex marriage. The Windsor and Obergefell decisions mean that the federal and state tax law provisions applicable to an opposite sex spouse will also apply to a same sex spouse. Please note that a civil union or registered domestic partnership is generally not recognized as a marriage.
Please consult with your tax or legal advisor for more information.

Annual Reports and Other Documents
Allstate Life incorporates by reference into the prospectus its latest annual report on Form 10-K, SEC File No. 000-31248, filed on February 28, 2020, pursuant to Section 13(a) or Section 15(d) of the Exchange Act and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act or proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year covered by its latest annual report on Form 10-K. Allstate Life will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus.

Such information will be provided upon written or oral request at no cost to the requester by writing to Allstate Life, P.O. Box 660191, Dallas, TX 75266-0191 or by calling 1-800-632-3492. Allstate Life files periodic reports as required under the Securities Exchange Act of 1934. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov).

Annual Statements
At least once a year prior to the Payout Start Date, we will send you a statement containing information about your Contract Value. For more information, please contact your financial representative or call our customer support unit at 1-800-654-2397.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Allstate Corporation has secured a financial institutions bond in the amount of $5,000,000, subject to a $25,000,000 deductible. Allstate also maintains directors’ and officers’ liability insurance coverage with limits of $200 million under which ALIC, as well as certain other subsidiaries of Allstate, are covered. A provision in ALIC’s by-laws provides for the indemnification of individuals serving as directors or officers.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling ALIC pursuant to the foregoing provisions, ALIC has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

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Reliance on Rule 12h-7
Rule 12h-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), exempts an insurance company from filing reports under the Exchange Act when the insurance company issues certain types of insurance products that are registered under the Securities Act of 1933 and such products are regulated under state law. The Contracts described in this prospectus fall within the exemption provided under rule 12h-7. Effective May 8, 2020, Allstate Life will rely on the exemption provided under Rule 12h-7 and will not file reports under the Exchange Act.

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Market Value Adjustment

I	=	the interest crediting rate for that Sub-Account’s Guarantee Period;
N	=	the number of complete days from the date we receive the withdrawal request to the end of the Sub-Account’s Guarantee Period; and
J	=	the current interest crediting rate for new Contracts offered for a Guarantee Period of length N on the date we receive the withdrawal request.
If we are not currently offering a Guarantee Period of length N, we will determine J by linear interpolation (weighted average) between the current interest rates for the next higher and lower integral years. If N is less than or equal to 365 days, J will be the rate for a Guarantee Period of 365 days duration.
The Market Value Adjustment factor is determined from the following formula:
.9 × (I-J) × (N/365)
To determine the Market Value Adjustment, we will multiply the Market Value Adjustment factor by the amount withdrawn (in excess of the Free Withdrawal Amount) from a Guarantee Period, other than amounts withdrawn from a renewal Guarantee Period during the first 10 days thereof.

Examples of Market Value Adjustment
Purchase Payment:	$10,000 allocated to a Guarantee Period
Guarantee Period:	5 years
Interest Rate:	4.5%
Full Surrender:	End of Contract Year 3
NOTE: These examples assume that premium taxes are not applicable.

Example 1: (Assumes Declining Interest Rates)
Step 1. Calculate Contract Value at End of Contract Year 3:	$10,000.00 × (1.0450)[3] = $11,411.66
Step 2: Calculate the Amount in excess of the Free Withdrawal Amount:	Free Withdrawal Amount (.10 × $10,000) = $1,000 Amount in Excess: $11,411.66 - $1,000 = $10,411.66
Step 3: Calculate the Withdrawal Charge:	.0225 × $10,411.66 = $234.26
Step 4: Calculate the Market Value Adjustment:
I = 4.5%
J = 4.2%
N = 730 days
Market Value Adjustment Factor: .9 × (I-J) × N/365
= .9× (.045 - .042) × (730/365) = .0054
Market Value Adjustment = Market Value Adjustment Factor × Amount Subject to Market Value Adjustment:
= .0054 × $10,411.66 = $56.22

Step 5: Calculate the amount received by Contract Owner as a result of full withdrawal at the end of Contract Year 3:	$11,411.66 - $234.26 + $56.22 = $11,233.62

Example 2: (Assumes Rising Interest Rates)
Step 1. Calculate Contract Value at End of Contract Year 3:	$10,000.00 × (1.0450)[3] = $11,411.66
Step 2: Calculate the Amount in excess of the Free Withdrawal Amount:	Free Withdrawal Amount (.10 × $10,000) = $1,000 Amount in Excess: $11,411.66 - $1,000 = $10,411.66
Step 3: Calculate the Withdrawal Charge:	.0225 × $10,411.66 = $234.26
Step 4: Calculate the Market Value Adjustment:
I = 4.5%
J = 4.8%
N = 730 days
Market Value Adjustment Factor: .9 × (I-J) × N/365
= .9 × (.045 - .048) × (730/365) = - .0054
Market Value Adjustment = Market Value Adjustment Factor × Amount Subject to Market Value Adjustment:
= - .0054 × $10,411.66 = - $56.22

Step 5: Calculate the amount received by Contract Owner as a result of full withdrawal at the end of Contract Year 3:	$11,411.66 - $234.26 - $56.22 = $11,121.18

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Appendix A – Information with Respect to the Registrant

Item 3.	Risk Factors.
Information required for Part I, Item 3 is incorporated by reference to Part I, Item 1A in Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on February 28, 2020. A pandemic such as COVID-19 and its impacts were contemplated in many of the risk factors set forth under “Item 1A. Risks Factors’’ in our Annual Report on Form 10-K for the year ended December 31, 2019.  Risks related to a pandemic and economic uncertainty are described in our risk factors titled “A large-scale pandemic, the occurrence of terrorism or military actions may have an adverse effect on our business” and “Conditions in the global economy and capital markets could adversely affect our business and results of operations." Currently, it is not possible to reliably estimate the length and severity of the pandemic or its impact to our operations, but the effects could be material.

Item 11(a).	Description of Business.
Information required for Part I, Item 11(a) is incorporated by reference to Part I, Item 1 in Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on February 28, 2020.

Item 11(b).	Description of Property.
Information required for Part I, Item 11(b) is incorporated by reference to Part I, Item 2 in Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on February 28, 2020.

Item 11(c).	Legal Proceedings.
Information required for Part I, Item 11(c) is incorporated by reference to Part I, Item 3 in Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on February 28, 2020.

Item 11(e).	Financial Statements and Notes to Financial Statements.
Information required for Part I, Item 11(e) is incorporated by reference to Part II, Item 8 in Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on February 28, 2020.

Item 11(f).	Selected Financial Data.
Information required for Part I, Item 11(f) is incorporated by reference to Part II, Item 6 in Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on February 28, 2020.

Item 11(h).	Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Information required for Part I, Item 11(h) is incorporated by reference to Part II, Item 7 in Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on February 28, 2020.

Item 11(i).	Changes in Disagreements with Accountants on Accounting and Financial Disclosure.
Information required for Part I, Item 11(i) is incorporated by reference to Part II, Item 9 in Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on February 28, 2020.

Item 11(j).	Quantitative and Qualitative Disclosures About Market Risk.
Information required for Part I, Item 11(j) is incorporated by reference to Part II, Item 7A in Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on February 28, 2020.

Item 11(k).	Directors, Executive Officers, Promoters and Control Persons.
Identification of Directors and Executive Officers
Directors are elected at each annual meeting of shareholders for a term of one year. The biographies of each of the directors and executive officers below contain information regarding the person’s service as a director, business experience, director

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positions at public companies held currently or at any time during the last five years if applicable, and the experiences, qualifications, attributes or skills that caused the company management to determine that a director or executive officer should serve as such for Allstate Life Insurance Company (Allstate Life).
John E. Dugenske, 54, has been Chief Executive Officer since March 2020 and a director since March 2017. Mr. Dugenske previously served as Executive Vice President and Chief Investment Officer beginning in March 2017 as well as Corporate Strategy Officer beginning in March 2018. He is a director and President, Investments and Financial Products, of Allstate, the direct parent company of Allstate Life. Mr. Dugenske is responsible for overseeing Allstate’s $88.4 billion investment portfolio. Prior to joining Allstate, Mr. Dugenske served as the group managing director and global head of Fixed Income at UBS Global Asset Management, where he oversaw more than $200 billion in assets. He was also a member of the UBS Asset Management Executive Committee. Prior to joining UBS in 2008, he held leadership positions at Lehman Brothers and held research and portfolio management roles at Deutsche Asset Management and NISA Investment Advisors, LLC. Mr. Dugenske has an extensive financial services background and a deep understanding of the insurance business and investments.
Angela K. Fontana, 51, has been a director since November 2012 and Vice President, General Counsel and Secretary since May 2013. Ms. Fontana is also a Vice President, Assistant General Counsel and Assistant Secretary of Allstate, the direct parent company of Allstate Life. Since joining Allstate in 1995, Ms. Fontana has progressed through various positions. Ms. Fontana previously served as Chief Compliance Officer of Allstate Life. In addition, she has held positions supporting the Allstate personal lines and Allstate life and retirement business units. Ms. Fontana has a deep understanding of the insurance business generally and has extensive experience in regulatory compliance and government relations. In addition, Ms. Fontana has extensive knowledge regarding Allstate Life’s business, including its products, distribution channels and customers. Ms. Fontana serves as a member of the Board of Directors of the Life Insurance Counsel of New York and the Lake Forest Preservation Foundation, as well as a member of the Board of Trustees of Kohl Children’s Museum of Greater Chicago.
Mary Jane Fortin, 55, has been a director and President since October 2015. Ms. Fortin is also a director and President, Financial Products, of Allstate, the direct parent company of Allstate Life. She leads the go-to-market strategy and execution for Allstate’s life and retirement businesses and is responsible for integrating the life and retirement businesses into Allstate personal lines. Ms. Fortin also oversees Allstate Benefits, a leading provider of voluntary benefits solutions. Prior to joining Allstate in 2015, Ms. Fortin served as Executive Vice President and Chief Financial Officer of American International Group (AIG) Consumer Insurance, which includes AIG’s global life, retirement and personal lines businesses. She has also served as President and Chief Executive Officer of American General, AIG’s group of domestic life insurance companies. Before joining AIG in 2006, Ms. Fortin held various leadership roles at The Hartford, including senior vice president of mutual funds and 529 programs. Ms. Fortin is a member of the Board of Directors of the American Council of Life Insurers (ACLI). She currently serves on the ACLI CEO Steering Committee on Consumer Issues as well as the CEO Steering Committee on Prudential Issues. Ms. Fortin has extensive experience leading major insurance companies and a deep business and financial services background.
Mario Imbarrato, 47, has been Senior Vice President and Chief Financial Officer since March 2020 and a director since March 2015. Mr. Imbarrato previously served as Chief Financial Officer from March 2015 to November 2019. He is a Senior Vice President of Allstate Insurance Company, the direct parent company of Allstate Life. Mr. Imbarrato has extensive experience in financial and capital management, reinsurance management, asset and liability management, actuarial analysis and risk management. Since joining Allstate in 1993, Mr. Imbarrato has held various leadership roles, including leading the planning, financial analysis, expense management, reinsurance, capital planning, strategic operations, investments and financial actuarial teams. Mr. Imbarrato is a Fellow of the Society of Actuaries, a Member of the American Academy of Actuaries and a Chartered Financial Analyst (CFA) charterholder. Mr. Imbarrato is a first cousin of Mr. Rizzo.
Jesse E. Merten, 45, has been a director since March 2018. Mr. Merten is Executive Vice President and Chief Risk Officer of Allstate, the direct parent company of Allstate Life. He chairs the Enterprise Risk and Return Management Committee, which oversees all corporate risk and return activities. In 2015, Mr. Merten was elected Senior Vice President and Treasurer of The Allstate Corporation and Allstate, responsible for liquidity management, capital sourcing and deployment, bank and rating agency relationships, strategy and corporate financial planning and analysis. Mr. Merten joined Allstate Financial as Senior Vice President and Chief Financial Officer in 2012. Mr. Merten has extensive experience in financial services, including financial planning and capital management, as well as a deep understanding of risk management.
Julie Parsons, 47, has been a director since July 2017. Ms. Parsons is Executive Vice President and Chief Operating Officer, Personal Property-Liability, of Allstate, the direct parent company of Allstate Life. Ms. Parsons joined Allstate in 1993. In October 2014, she became Senior Vice President, Vehicle Product Management, where she was responsible for developing, delivering and maintaining a portfolio of personal auto and power sports products. Ms. Parsons became Executive Vice

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President, Product Operations, in May 2017. Ms. Parsons is a fellow of the Casualty Actuarial Society and currently serves on the Posse Foundation Chicago Advisory Board. Ms. Parsons has a deep understanding of the insurance business, and especially in developing and distributing insurance products.
John C. Pintozzi, 54, has been a director since February 2020 and Senior Vice President and Controller since October 2019. Mr. Pintozzi is Senior Vice President, Controller and Chief Accounting Officer of The Allstate Corporation and Allstate, each a parent company of Allstate Life. He is responsible for managing the accounting functions for Allstate’s property-liability, life, health, and annuity businesses. Mr. Pintozzi previously served as Chief Financial Officer of Allstate Investments beginning in 2012. He is a member of the American Institute of Certified Public Accountants. Mr. Pintozzi has an extensive backgrounding in financial services, investments, and accounting.
Mario Rizzo, 53, has been a director since March 2018. Mr. Rizzo previously served as Chief Financial Officer beginning in November 2019. Mr. Rizzo is Executive Vice President and Chief Financial Officer of The Allstate Corporation and Allstate, each a parent company of Allstate Life. Mr. Rizzo previously served as Chief Financial Officer of Allstate Personal Lines, where he was responsible for its comprehensive financial planning and analytics. In addition, Mr. Rizzo served for nearly eight years as Allstate's Treasurer and Assistant Treasurer. He joined the company in 1989. Mr. Rizzo serves as a member of the Finance Committee and the Governing Board of UCAN Chicago, an organization focused on empowering youth to develop into future leaders. He is also a Certified Public Accountant. Mr. Rizzo has a deep understanding of the insurance business, financial planning, and capital management. Mr. Rizzo is a first cousin of Mr. Imbarrato.
Glenn T. Shapiro, 54, has been a director since March 2018. He is President, Personal Property-Liability, of Allstate, the direct parent company of Allstate Life. From 2016 to 2017, Mr. Shapiro served as Executive Vice President, Claims, of Allstate. Prior to joining Allstate in 2016, Mr. Shapiro was Executive Vice President and Chief Claims Officer at Liberty Mutual Commercial Insurance. Mr. Shapiro has 30 years of experience in the insurance industry and a deep knowledge of insurance claims. Mr. Shapiro serves on the board of SitStayRead, a Chicago nonprofit dedicated to promoting a culture of reading in low-income communities. He holds CPCU, CLU and ChFC designations.
Steven E. Shebik, 63, has been a director since December 2010. Mr. Shebik previously served as Chief Executive Officer beginning in February 2018. He is also Vice Chairman of The Allstate Corporation and Allstate, each a parent of Allstate Life. Mr. Shebik has held numerous senior roles at Allstate during the past two decades, most recently as Chief Financial Officer of The Allstate Corporation from 2012 to 2018. Mr. Shebik serves on the Board of Trustees of the Chicago Symphony Orchestra, the Dean's Advisory Council of the Gies College of Business and the Finance Operations Committee of the DuPage Foundation. He is a member of Financial Executives International, the American Institute of CPAs and the Illinois CPA Society. Mr. Shebik has a deep understanding of the insurance business, financial planning, and accounting.
Brian P. Stricker, 59, has been a director since August 2017 and Senior Vice President since June 2017. He is also a Senior Vice President of Allstate, the direct parent company of Allstate Life. Mr. Stricker is responsible for leading the conception, design, pricing, implementation and management of life insurance products. Mr. Stricker began his career in 1983 at Baltimore Life Insurance Company, where he most recently served as Senior Vice President and Chief Development Officer, leading all product development, acquisition and alliance-related growth initiatives, in addition to marketing and insurance services. Mr. Stricker is a Fellow of the Society of Actuaries and served on the board of the Y in central Maryland. Mr. Stricker has extensive experience in the life insurance industry, and especially in design and implementation of life insurance products.
Thomas J. Wilson, 62, has been a director and Chairman of the Board since March 2007. Mr. Wilson is Chairman of the Board, President and Chief Executive Officer of The Allstate Corporation and Allstate, each a parent company of Allstate Life. Mr. Wilson has held a number of senior executive positions since joining Allstate in 1995. He was a director of State Street Corporation from 2012 to May 2017. Mr. Wilson is the chairman of the U.S. Chamber of Commerce and holds active leadership positions within the financial services industry and the community. He is a Board member of the Civic Committee of the Commercial Club of Chicago and a trustee of Rush University Medical Center. Mr. Wilson serves as the national and Illinois Co-Chair for WE Day. He is also the co-chair of Get IN Chicago, a public-private partnership to reduce violent crime among youth in Chicago. He has previously served as chairman of the Property and Casualty CEO Roundtable. Mr. Wilson has a deep understanding of the insurance business, particularly that of The Allstate Corporation and its subsidiaries, as well as extensive business and board leadership experience.
James M. Flewellen, 62, has been a Senior Vice President since December 2016. Mr. Flewellen is also a Senior Vice President of Allstate, the direct parent company of Allstate Life. He is responsible for leading the life and retirement sales strategy across the field organization. Mr. Flewellen has extensive experience in building distribution capabilities supporting customer needs. Prior to joining Allstate, Mr. Flewellen served for over four years as Chief Distribution Officer at

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Transamerica, where he managed a diverse distribution portfolio including the Transamerica Career Agency System, Independent Brokerage, World Financial Group and Transamerica Financial Advisors.
Rebecca D. Kennedy, 47, has been a Vice President since October 2018. She is also a Vice President of Allstate, the direct parent company of Allstate Life. In this role, Ms. Kennedy is responsible for leading the claims, annuity operations, life compliance, underwriting and risk management services and medical team. Since joining Allstate in 1999, Ms. Kennedy has held various positions of progressive responsibility within the investments and life and retirement organizations. Ms. Kennedy is a Fellow of the Society of Actuaries and a Chartered Financial Analyst. Ms. Kennedy has extensive experience in the life insurance industry, and especially in life and annuity operations.
Theresa Resnick, 57, has been Appointed Actuary since December 2015 and became Vice President in September 2016. She is also a Vice President of Allstate, the direct parent company of Allstate Life. Ms. Resnick is responsible for all aspects of GAAP, statutory and tax valuation in connection with the life, annuity and health liabilities of Allstate’s life companies. Prior to joining Allstate in 2007, Ms. Resnick served as Assistant Vice President at Aon, where she developed and led the enterprise risk management process for the global organization. Ms. Resnick has deep knowledge of the insurance industry as well as extensive experience in life and health insurance company financial management.
Steven P. Sorenson, 55, has been Executive Vice President, Corporate Business Transformation, of Allstate, the direct parent company of Allstate Life Insurance Company, since January 2020. Previously, Mr. Sorenson was responsible for Allstate’s customer contact and agency service centers and also led procurement, real estate and the project management organization. Since joining Allstate in 2000, Mr. Sorenson has progressed through various leadership positions within the product and distribution organizations. He served as Executive Vice President of Distribution, Executive Vice President of Product Operations and then as Executive Vice President, Allstate Brand Operations. He serves on the boards of the Foglia YMCA in Lake Zurich, Illinois, as well as the YMCA of Metropolitan Chicago. Mr. Sorenson has extensive experience in the insurance industry, including customer service and product distribution.

Item 11(l).	Corporate Governance.
Compensation Committee Interlocks and Insider Participation
Allstate Life’s Board of Directors does not have a compensation committee. All compensation decisions are made by The Allstate Corporation, as the ultimate parent of Allstate Life. No executive officer of Allstate Life served as a member of the compensation committee of another entity for which any executive officer served as a director of Allstate Life.

Item 11(m).	Security Ownership of Certain Beneficial Owners and Management.
Security Ownership of Certain Beneficial Owners
The following table shows the number of Allstate Life shares owned by any beneficial owner who owns more than five percent of any class of Allstate Life’s voting securities as of April 1, 2020.

Title of Class (a)	Name and Address of Beneficial Owner (b)	Amount and Nature of Beneficial Ownership (c)	Percent of Class (d)
Common Stock	Allstate Insurance Company 2775 Sanders Road, Northbrook, IL 60062	23,800	100%
N/A	Allstate Insurance Holdings, LLC 2775 Sanders Road, Northbrook, IL 60062	Indirect voting and investment power of shares owned by Allstate Insurance Company(1)	N/A
N/A	The Allstate Corporation 2775 Sanders Road, Northbrook, IL 60062	Indirect voting and investment power of shares owned by Allstate Insurance Company(2)	N/A

(1) Allstate Insurance Company is a wholly owned subsidiary of Allstate Insurance Holdings, LLC.
(2) Allstate Insurance Holdings, LLC is a wholly owned subsidiary of The Allstate Corporation.

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 Security Ownership of Directors and Executive Officers
The following table shows the common shares of The Allstate Corporation, the ultimate parent company of Allstate Life, beneficially owned as of April 1, 2020, by each director and named executive officer of Allstate Life individually, and by all executive officers and directors of Allstate Life as a group. Shares reported as beneficially owned include shares held indirectly through the Allstate 401(k) Savings Plan and other shares held indirectly. It also includes shares subject to stock options exercisable on or before May 31, 2020, and restricted stock units and performance stock awards with restrictions that expire on or before May 31, 2020. As of April 1, 2020, none of these shares were pledged as security.
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of The Allstate Corporation Common Stock (a)	Common Stock Subject to Options Exercisable and Restricted Stock Units and Performance Stock Awards for which restrictions expire on or prior to May 31, 2020 --- Included in Column (a) (b)	Percent of Class
John E. Dugenske	160,368	140,978	*
Angela K. Fontana	9,062	9,062	*
Mary Jane Fortin	207,725	152,258	*
Mario Imbarrato	22,450	22,450	*
Jesse E. Merten	59,149	45,043	*
Julie Parsons	69,721	57,016	*
John C. Pintozzi	34,097	19,412	*
Mario Rizzo	119,714	100,820	*
Glenn T. Shapiro	105,105	74,276	*
Steven E. Shebik	634,193	474,632	*
Brian P. Stricker	8,751	8,581	*
Thomas J. Wilson	3,415,198	2,644,298	1.08
All directors and executive officers as a group	5,117,414	3,940,939	1.61%
* Less than 1% of the outstanding shares of common stock.

Item 11(n). Transactions with Related Persons, Promoters, and Certain Control Persons.
Transactions with Related Persons
This table describes certain intercompany agreements involving amounts greater than $120,000 between Allstate Life and the following companies:

•	Allstate Insurance Company (“AIC”), the direct parent of Allstate Life;

•	Allstate Insurance Holdings, LLC (“AIH”), an indirect parent of Allstate Life; and

•	The Allstate Corporation (“AllCorp”), the ultimate indirect parent of Allstate Life.

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Transaction Description	Approximate dollar value of the amount involved in the transaction, per fiscal year		Related Person(s) involved in the transaction[1] and the approximate dollar value of the Related Person’s interest in the transaction ($)
		($)	AIC	AIH	AllCorp
Amended and Restated Service and Expense Agreement between Allstate Insurance Company, The Allstate Corporation and certain affiliates effective January 1, 2004, as amended by Amendment No. 1 effective January 1, 2009; Addendum among Allstate Insurance Company and certain affiliates dated August 17, 2011.	2017 2018 2019	5,502,056,803[2] 5,804,734,687[2] 5,455,724,500[2]	1,217,961,034[2] 1,240,766,409[2] 1,132,529,633[2]	0 0 0	15,822,017[2] 24,791,339[2] 24,562,359[2]
Investment Management Agreement among Allstate Investment Management Company, The Allstate Corporation and certain affiliates effective February 1, 2012; Investment Management Agreement among Allstate Investments, LLC, Allstate Insurance Company, The Allstate Corporation and certain affiliates effective January 1, 2007.	2017 2018 2019	156,594,325[2] 159,512,914[2] 152,460,143[2]	81,345,290 89,275,012 79,320,950	0 0 0	0 0 0
Intercompany Loan Agreement among The Allstate Corporation, Allstate Life Insurance Company, and other certain subsidiaries of the Allstate Corporation dated February 1, 1996.	2017 2018 2019	119,403,935[2] 1,115,026,450[2] (247,543,164)[2]	0 0 0	0 0 0	119,403,935[2] 1,115,026,450[2] (247,543,164)[2]
Amended and Restated Intercompany Liquidity Agreement between Allstate Insurance Company, Allstate Life Insurance Company and The Allstate Corporation effective as of May 8, 2008.	2017 2018 2019	207,479 27,350 2,425	0 0 0	N/A	150,882 0 0
Tax Sharing Agreement among The Allstate Corporation and certain affiliates dated as of November 12, 1996.	2017 2018 2019	904,637,086[3] 650,000,001[3] 584,887,734[3]	954,496,835 720,044,054 533,996,157	0 0 0	(127,080,526) (107,580,643) (87,501,759)
Agreement for the Settlement of State and Local Tax Credits among Allstate Insurance Company and certain affiliates effective January 1, 2007.	2017 2018 2019	866,697[4] 0[4] 0[4]	866,697[4] 0[4] 0[4]	N/A	N/A
Marketing Coordination and Administrative Services Agreement among Allstate Insurance Company, Allstate Life Insurance Company and Allstate Financial Services, LLC effective January 1, 2003, as amended by First Amendment to Marketing Coordination and Administrative Services Agreement by and among Allstate Life Insurance Company, Allstate Financial Services, LLC and Allstate Insurance Company effective January 1, 2006.	2017 2018 2019	3,944,409[2] 3,774,853[2] 4,403,989[2]	3,944,409[2] 3,774,853[2] 4,403,989[2]	N/A	N/A

(1)	Each identified Related Person is a Party to the transaction.

(2)	Gross amount of expense received under the transaction.

(3)	Total amounts paid to the Internal Revenue Service.

(4)	Value of transfer transactions.

Policies and Procedures for Review and Approval of Related Person Transactions

All intercompany agreements to which Allstate Life is a party are approved by the Board as well as by the board of any other affiliate of The Allstate Corporation which is a party to the agreement. Intercompany agreements are also submitted for approval to the Illinois Department of Insurance, Allstate Life’s domestic regulator pursuant to the applicable state’s insurance holding company systems act. This process is documented in writing in an internal procedure that captures the review and approval process of all intercompany agreements. All approvals are maintained in Allstate Life’s corporate records.

While there is no formal process for the review and approval of related person transactions between unaffiliated entities specific to Allstate Life, all directors and executive officers of Allstate Life are subject to the Global Code of Business Conduct (“Code”). The Code includes a written conflict of interest policy that was adopted by the Board of Directors of The Allstate Corporation, the ultimate parent company of Allstate Life. Any potential relationship or activity that could impair independent thinking and judgment, including holding a financial interest in a business venture that is similar to Allstate, or in a business that has a relationship with Allstate, must be disclosed to Human Resources. Human Resources will work with representatives from the Law Department, including Enterprise Business Conduct, to determine whether an actual conflict of interest exists. Each director and executive officer must sign a certification annually.

Director Independence

All directors of Allstate Life are employees of Allstate Insurance Company. Under Illinois law, Allstate Life is not required to have independent directors.

Item 11A.	Material Changes.

None.

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32 PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
Registrant anticipates that it will incur the following approximate expenses in connection with the issuance and distribution of the securities to be registered:

Registration fees	$0
Cost of printing and engraving	$482
Legal fees	$11,774
Accounting fees	$6,000
Mailing fees	$448

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The By-laws of Allstate Life Insurance Company ("Registrant") provide that Registrant will indemnify all of its directors, former directors, officers and former officers, to the fullest extent permitted under law, who were or are a party or are threatened to be made a party to any proceeding by reason of the fact that such persons were or are directors or officers of Registrant, against liabilities, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them. The indemnity shall not be deemed exclusive of any other rights to which directors or officers may be entitled by law or under any articles of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the indemnity shall inure to the benefit of the legal representatives of directors and officers or of their estates, whether such representatives are court appointed or otherwise designated, and to the benefit of the heirs of such directors and officers. The indemnity shall extend to and include claims for such payments arising out of any proceeding commenced or based on actions of such directors and officers taken prior to the effectiveness of this indemnity; provided that payment of such claims had not been agreed to or denied by Registrant before such date.
The directors and officers of Registrant have been provided liability insurance for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
16(a)
Exhibit No. Description

(1)
Form of Underwriting Agreement. (Incorporated herein by reference to Post-Effective Amendment No. 13 to the Form N-4 Registration Statement of Northbrook Variable Annuity Account II of Northbrook Life Insurance Company (File No. 033-35412) dated December 31, 1996.)

(2)	Plan of acquisition, reorganization, arrangement, liquidation or succession. None.

(3)(i)
Articles of Amendment to the Articles of Incorporation of Allstate Life Insurance Company dated December 29, 1999. Incorporated herein by reference to Exhibit 3.1 of Allstate Life Insurance Company’s Form 10 (File No. 000-31248) filed on April 24, 2002.)

(3)(ii)
Amended and Restated By-Laws of Allstate Life Insurance Company effective March 15, 2007. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on March 20, 2007.

(4)(1)
Form of Flexible Premium Deferred Annuity Contract and Application. Incorporated herein by reference to Post-Effective Amendment No. 7 to Registration Statement, SEC File No. 033-50884 dated April 29, 1999.

(4)(2)
Form of Contract Endorsement to Flexible Premium Deferred Annuity Contract. Incorporated herein by reference to Allstate Life Insurance Company’s Form S-3 Registration Statement, SEC Previously filed in initial Form S-3 Registration Statement (File No. 333-102324) dated January 2, 2003.)

(5)
Opinion and Consent of General Counsel re: Legality. Incorporated herein by reference to Allstate Life Insurance Company’s Form S-1 Registration Statement, SEC File No. 333-236810, filed on March 2, 2020.

(8)    Opinion re: tax matters. None

(9)	Voting trust agreement. None.

(10)	Material Contracts
(10)(1) Credit Agreement dated April 27, 2012, among The Allstate Corporation, Allstate Insurance Company and Allstate Life Insurance Company, as Borrowers; the Lenders party thereto, Wells Fargo Bank, National Association, as Syndication Agent; Citibank, N.A. and Bank of America, N.A., as Documentation Agents; and JPMorgan Chase Bank, N.A., as Administrative Agent. Incorporated herein by reference to The Allstate Corporation’s Quarterly Report on Form 10-Q, SEC File No. 1-11840, filed on May 2, 2012.
(10)(2) Amendment No. 1 to Credit Agreement dated as of April 27, 2014. Incorporated herein by reference to The Allstate Corporation’s Current Report on Form 8-K, SEC File No. 1-11840, filed on April 29, 2014.
(10)(3) Intercompany Loan Agreement among The Allstate Corporation, Allstate Life Insurance Company, and other certain subsidiaries of The Allstate Corporation effective February 1, 1996. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 13, 2007.
(10)(4) Amended and Restated Intercompany Liquidity Agreement between Allstate Insurance Company, Allstate Life Insurance Company and The Allstate Corporation effective as of May 8, 2008. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on May 14, 2008.
(10)(5) Revolving Loan Credit Agreement, effective December 20, 2010, between American Heritage Life Insurance Company and Road Bay Investments, LLC. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on December 27, 2010.
(10)(6) Pledge and Security Agreement, dated as of December 20, 2010, between Road Bay Investments, LLC and American Heritage Life Insurance Company securing obligations under the Revolving Loan Credit Agreement. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on December 27, 2010.
(10)(7) Capital Support Agreement between Allstate Life Insurance Company and Allstate Insurance Company effective December 14, 2007. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on February 7, 2008.
(10)(8) Form of Amended and Restated Service and Expense Agreement among Allstate Insurance Company, The Allstate Corporation and certain affiliates effective January 1, 2004. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(9) Form of Amendment No. 1 effective January 1, 2009, to Amended and Restated Service and Expense Agreement among Allstate Insurance Company, The Allstate Corporation and certain affiliates dated as of January 1, 2009. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on February 17, 2010.

(10)(10) Letter Agreement among Allstate Insurance Company, The Allstate Corporation and certain affiliates, including Allstate Life Insurance Company, effective December 1, 2007. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on May 23, 2008.
(10)(11) Addendum among Allstate Insurance Company and certain affiliates dated August 17, 2011 to Amended and Restated Service and Expense Agreement among Allstate Insurance Company, The Allstate Corporation and certain affiliates effective as of January 1, 2004, as amended by amendment No. 1 effective as of January 1, 2009. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 8, 2012.
(10)(12) New York Insurer Supplement to Amended and Restated Service and Expense Agreement among Allstate Insurance Company, The Allstate Corporation, Allstate Life Insurance Company of New York and Intramerica Life Insurance Company, effective March 5, 2005. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on August 8, 2005.
(10)(13) Limited Servicing Agreement among Allstate Life Insurance Company, Allstate Distributors, L.L.C. and Allstate Financial Services, LLC effective October 1, 2002. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(14) Form of Investment Management Agreement among Allstate Investment Management Company, The Allstate Corporation and certain affiliates effective February 1, 2012. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on February 7, 2012.
(10)(15) Form of Investment Management Agreement among Allstate Investments, LLC, Allstate Insurance Company, The Allstate Corporation and certain affiliates effective January 1, 2007. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(16) Investment Advisory Agreement and Amendment to Service Agreement as of January 1, 2002, between Allstate Insurance Company, Allstate Investments, LLC and Allstate Life Insurance Company of New York. Incorporated herein by reference to Allstate Life Insurance Company’s Form 10, SEC File No. 000-31248, filed on April 24, 2002.
(10)(17) Investment Management Agreement between Allstate Investments, LLC and ALIC Reinsurance Company, effective July 1, 2005. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on November 7, 2005.
(10)(18) Investment Management Agreement between Allstate Investments, LLC and ALIC Reinsurance Company effective as of March 31, 2008. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on December 23, 2008.
(10)(19) Assignment & Delegation of Administrative Services Agreements, Underwriting Agreements, and Selling Agreements entered into as of September 1, 2011 between ALFS, Inc., Allstate Life Insurance Company, Allstate Life Insurance Company of New York, Allstate Distributors, L.L.C., Intramerica Life Insurance Company, and Allstate Financial Services, LLC. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on September 1, 2011.
(10)(20) Selling Agreement by and among Allstate Life Insurance Company, Allstate Distributors, L.L.C. (ALFS, Inc., f/k/a Allstate Life Financial Services, Inc., merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC (f/k/a LSA Securities, Inc.) effective July 26, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 26, 2004.
(10)(21) Amendment effective August 1, 1999 to Selling Agreement between Allstate Life Insurance Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective July 26, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on November 10, 2004.
(10)(22) Amendment effective September 28, 2001, to Selling Agreement between Allstate Life Insurance Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective July 26, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on November 10, 2004.

(10)(23) Amendment effective February 15, 2002, to Selling Agreement between Allstate Life Insurance Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective July 26, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on November 10, 2004.
(10)(24) Amendment effective April 21, 2003, to Selling Agreement between Allstate Life Insurance Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective July 26, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on November 10, 2004.
(10)(25) Selling Agreement and Addenda to Agreement between Allstate Life Insurance Company as successor in interest to Glenbrook Life and Annuity Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective May 17, 2001, December 31, 2001, and November 18, 2002, respectively. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(26) Selling Agreement by and among Allstate Life Insurance Company of New York, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective May 1, 2005. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 26, 2004.
(10)(27) Selling Agreement by and between Lincoln Benefit Life Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective August 2, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 26, 2004.
(10)(28) Marketing Coordination and Administrative Services Agreement among Allstate Insurance Company, Allstate Life Insurance Company and Allstate Financial Services, LLC effective January 1, 2003. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 26, 2004.
(10)(29) First Amendment to Marketing Coordination and Administrative Services Agreement by and among Allstate Life Insurance Company, Allstate Financial Services, LLC and Allstate Insurance Company effective January 1, 2006. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on August 8, 2006.
(10)(30) Marketing Agreement by and among Allstate Life Insurance Company as successor in interest to Glenbrook Life and Annuity Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective June 10, 2003. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(31) Reinsurance and Administrative Services Agreement by and between American Heritage Life Insurance Company and Columbia Universal Life Insurance Company effective February 1, 1998. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on January 30, 2008.
(10)(32) Novation and Assignment Agreement by and among Allstate Life Insurance Company, American Heritage Life Insurance Company and Columbia Universal Life Insurance Company effective June 30, 2004. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on January 30, 2008.
(10)(33) Amendment to Reinsurance Agreement effective December 1, 2007, by and between American Heritage Life Insurance Company and Allstate Life Insurance Company. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on January 30, 2008.
(10)(34) Reinsurance Agreement between Allstate Life Insurance Company and American Heritage Life Insurance Company effective December 31, 2004. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on January 9, 2008.
(10)(35) Amendment No. 1 dated as of January 1, 2008, to Reinsurance Agreement between Allstate Life Insurance Company and American Heritage Life Insurance Company effective December 31, 2004. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on January 9, 2008.

(10)(36) Amendment No. 2 dated and effective as of April 1, 2011, to Reinsurance Agreement between Allstate Life Insurance Company and American Heritage Life Insurance Company effective December 31, 2004. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on August 5, 2011.
(10)(37) Retrocessional Reinsurance Agreement between Allstate Life Insurance Company and American Heritage Life Insurance Company effective December 31, 2004. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 16, 2005.
(10)(38) Reinsurance Agreement effective October 1, 2008, between American Heritage Life Insurance Company and Allstate Life Insurance Company. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on October 28, 2008.
(10)(39) Reinsurance Agreement effective July 1, 2010, between Allstate Life Insurance Company and American Heritage Life Insurance Company. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on July 15, 2010.
(10)(40) Amendment No. 1 dated and effective as of July 18, 2011, to Reinsurance Agreement effective July 1, 2010, between Allstate Life Insurance Company and American Heritage Life Insurance Company. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on August 5, 2011.
(10)(41) Form of Tax Sharing Agreement by and among The Allstate Corporation and certain affiliates dated as of November 12, 1996. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(42) Agreement for the Settlement of State and Local Tax Credits among Allstate Insurance Company and certain of its affiliates, including Allstate Life Insurance Company effective January 1, 2007. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on February 21, 2008.
(10)(43) Amended and Restated Reinsurance Agreement, dated April 1, 2014, between Allstate Life Insurance Company and Lincoln Benefit Life Company. Incorporated herein by reference to The Allstate Corporation’s Periodic Report on Form 8-K, SEC File No. 1-11840, filed on April 7, 2014.
(10)(44) Reinsurance Agreement between Allstate Life Insurance Company and Allstate Assurance Company effective April 1, 2015. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on May 7, 2015.
(10)(45) Surplus Note between Allstate Life Insurance Company and Allstate Assurance Company dated December 2, 2016. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on December 7, 2016.
(10)(46) Reinsurance Agreement between Allstate Life Insurance Company and Allstate Assurance Company dated January 19, 2017. Incorporated herein by reference to Allstate Life Insurance Company’s Periodic Report on Form 8-K, SEC File No. 000-31248, filed on January 25, 2017.

(15)	Letter re: unaudited interim financial information from Independent Registered Public Accounting Firm. Not applicable.

(16)	Letter re: change in certifying accountant. Not applicable.

(21)	Subsidiaries of the Registrant. Incorporated herein by reference to Allstate Life Insurance Company’s Form S-1 Registration Statement, SEC File No. 333-236810, filed on March 2, 2020.

(23)	Consent of Independent Registered Public Accounting Firm (Filed herewith).

(24)
Powers of Attorney for John E. Dugenske, Angela K. Fontana, Mary Jane Fortin, Mario Imbarrato, Jesse E. Merten, Julie Parsons, John C. Pintozzi, Mario Rizzo, Glenn T. Shapiro, Steven E. Shebik, Brian P. Stricker, and Thomas J. Wilson. (Filed herewith).

(25)	Statement of eligibility of trustee. None.

(99)(a) Merger Agreement and Articles of Merger Between Glenbrook Life and Annuity Company and Allstate Life Insurance Company. Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form S-3 Registration Statement of Allstate Life Insurance Company, SEC File No. 333-220836, filed on November 3, 2017.

(99)(b)    Experts. None.

(101)	Interactive Data File. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on February 28, 2020.

16(b) Financial statement schedules required by Regulation S-X (17 CFR Part 210) and Item 11(e) of Form S-1 are incorporated by reference to Part II, Item 8 and Item 15(a)(2) in Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on February 28, 2020.
ITEM 17. UNDERTAKINGS.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Northfield, State of Illinois on the 15th day of April, 2020.
ALLSTATE LIFE INSURANCE COMPANY
(REGISTRANT)
By: /s/ ANGELA K. FONTANA
Angela K. Fontana
Director, Vice President,
General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 15th day of April, 2020.

*/ John E. Dugenske	Director and Chief Executive Officer
John E. Dugenske

/s/ Angela K. Fontana	Director
Angela K. Fontana

*/ Mary Jane Fortin	Director
Mary Jane Fortin

*/ Mario Imbarrato	Director and Chief Financial Officer
Mario Imbarrato

*/ Jesse E. Merten	Director
Jesse E. Merten

*/ Julie Parsons	Director
Julie Parsons

*/ John C. Pintozzi	Director and Controller
John C. Pintozzi

*/ Mario Rizzo	Director
Mario Rizzo

*/ Glenn T. Shapiro	Director
Glenn T. Shapiro

*/ Steven E. Shebik	Director
Steven E. Shebik

*/ Brian P. Stricker	Director
Brian P. Stricker

*/ Thomas J. Wilson	Director
Thomas J. Wilson

* By: Angela K. Fontana, pursuant to Power of Attorney, filed herewith.

EXHIBIT LIST

Exhibit No.	Description
(23)	Consent of Independent Registered Public Accounting Firm.
(24)
Powers of Attorney for John E. Dugenske, Angela K. Fontana, Mary Jane Fortin, Mario Imbarrato, Jesse E. Merten, Julie Parsons, John C. Pintozzi, Mario Rizzo, Glenn T. Shapiro, Steven E. Shebik, Brian P. Stricker, and Thomas J. Wilson.